Filed pursuant to Rule 424(b)(4)

Registration Nos. 333-235455 and 333-236408

PROSPECTUS

1,350,000 Shares of Common Stock

Duos Technologies Group, Inc.

We are offering 1,350,000 shares of our common stock, $0.001 par value per share, at a public offering price of $6.00 per share.

Our common stock was previously quoted on the OTCQX under the symbol “DUOTD”. Our common stock has been approved for listing on The NASDAQ Capital Market under the symbol “DUOT”, and will begin trading there on February 13, 2020. All share and per-share information, as well as all financial information, contained in this prospectus has been adjusted to give effect to the one-for-fourteen (1-for-14) reverse stock split, which was implemented on January 16, 2020 and effective at the commencement of trading of our common stock on January 17, 2020.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$6.00	$8,100,000
Underwriting discounts and commissions(1)	$0.45	$607,500
Proceeds to us, before expenses	$5.55	$7,492,500

———————

(1)

Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering payable to underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 202,500 additional shares of our common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about February 18, 2020.

ThinkEquity
a division of Fordham Financial Management, Inc.

Benchmark Company

The date of this prospectus is February 12, 2020.

duostech

DEFINE | DEVELOP | DEPLOY

INTELLIGENT TECHNOLOGY SOLUTIONS

Duos Technologies provides intelligent technology solutions for inspection, automation, safety and security for critical infrastructure within railroads, ports, government, commercial and industrial facilities.

Connected Intelligence Solutions

Developing and integrating the most significant technologies in the digital world, our solutions transcend traditional measures with state-of-the-art information technologies such as artificial intelligence and neural networking to provide the latest in innovative system technologies. These systems are fully integrated solutions and demonstrate substantial ROI to customers in the following sectors.

Information
Integration
Security
centraco®
Response
Safety
Operations

Freight & Transit Railroads

We offer a variety of Engineered Solutions and Systems specific to both freight and transit railroads. Our systems offer unparalleled performance and reliability to perform the objectives at hand.

Oil, Gas & Petrochemical

Our cutting-edge, intelligent technology solutions offer the latest in complete system integration and situational awareness.

Distribution Centers

Our Distribution Center Automated Logistics system completely automates the currently manual process of authorizing vehicles and trucks into and out of distribution facilities.

Data Centers

The IT Infrastructure Services group is the premier provider of data center asset/ inventory data collection in the industry.

Correctional Facilities

Our innovative solution modernizes the entire system and incorporates modern IP based technologies allowing facilities to have improved process control and streamlined operations.

Border Protection

Our intelligent technologies are a perfect fit to provide improved situational awareness and leverage technology as a force multiplier for inspection processes and security.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the common stock hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy our common stock in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of our common stock in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2017, and 2018 are sometimes referred to herein as fiscal years 2017, and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-14 reverse stock split of our common stock, which became effective on the OTCQX on January 17, 2020. This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Overview

The Company, through its wholly owned subsidiaries DTI, operating under its brand name duostech™, and truevue360™, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business.

duostech™

The mission of duostech™ is to develop, market and deploy disruptive technologies and systems that capture, process and present users with an unlimited number and types of data that provide our customers with a broad range of sophisticated intelligent technology solutions. With an emphasis on security, inspection and operations for critical infrastructure, we target a variety of industries including transportation, retail, law enforcement, oil, gas and utilities. Our technologies capture, process and present all data in real time. A further differentiator is that these technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our technologies have been verified by multiple government and private organizations including but not limited to, Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, a transportation research and testing organization (TTCI) and perhaps most significantly, they have been field tested and found relevant by our customers, which is the main reason for our substantial repeat business. The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

truevue360™

In January 2019, the Company launched a dedicated Artificial Intelligence program through its wholly-owned subsidiary True Vue 360, Inc., marketing its services and solutions under the brand name truevue360™. The Company is committed to adding significant focus on the development, marketing and deployment of advanced convolutional neural network-based Artificial Intelligence (“AI”), Deep Machine Learning and Advanced Algorithms applications. While truevue360™ will chiefly support DTI’s business growth, it will also develop and market its significant library of AI applications following a stand-alone business development strategy. Accordingly, our business is now operating in two equally important business units which complement each other and provide comprehensive turn-key, end-to-end, solutions to our customers.

Connected Intelligence

duostech™

Over the past 10 years, duostech™ has developed an extensive suite of disruptive technologies, some of the most relevant are described in the following:

Intelligent Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually; a very labor intensive and inefficient process that only covers a select number of inspections points and can take up to 3 hours per train. It should be noted that approximately 50% of the rail industry’s operating costs are for maintenance, including 30% of the time trains spend in workshops resulting from manual failure diagnostics.

We invented, designed, deployed, and are currently marketing our intelligent Railcar Inspection Portal technology, intended to ultimately cover most, if not all, inspection points and reduce the in-yard dwell time to minutes per train. Our system combines high definition image and data capture technologies (developed by duostech™) with our AI-based analytics applications (developed and maintained by truevue360™) that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the ensuing yard, well ahead of the train(s) entering the yard. To date, we have successfully completed the development of 21 AI applications and are in the process of developing 44 additional applications scheduled to be completed by the end of Q2, 2020.

Over the past two years, several class 1 rail operators have ordered and are currently operating our rip® technology with the ultimate objective to cause a change in federal rules that would allow replacement of the current manual inspection (in the yard) with a fully automated process. The Company is collaborating with certain industry professionals to pursue such regulatory rule changes and we believe that there will be broad acceptance of our technology as soon as a majority of required AI algorithm models are completed and tested.

Our rip® system consists of a suite of sub-systems for the automated inspection of freight or transit railcars at high speeds. The combined technologies capture images and other relevant operating data from 360-degrees of each locomotive and railcar passing through our inspection portal. All data is processed and presented in real-time by our proprietary intelligent user interface, branded as centraco®.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

Mechanical anomalies are detected through a combination of remote visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each railcar, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms, discussed in more detail under truevue360™. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are traveling at speeds of up to 70 mph. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

An expanded version for speeds up to 120 mph with additional sensor technologies for the transit rail is currently under development in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

The following examples of automated detections are the result of the combination of our image capture technologies designed by duostech™, with our AI-based analytics applications designed and maintained by truevue360™. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings by CBP agents.

Body

Bogey Separated from Bearing Adapter

Illegal Riders

Damaged AEI Tag

Damaged Ladder

Oil Leak

Misaligned Bolster Spring

Open Hopper Bottom Hatch

Shaved Axel From Break Rod

Spring Out of Seated Position

Open Cargo Door

Open Hatch

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development of additional sensor technologies, necessary to process AI-based analytics of targets not yet covered by its core railcar inspection applications.

The industry’s main objective is to replace the manual inspection process taking place inside rail yards with a fully automated process taking place before trains reach the respective rail yards. To that end, the Company, together with its rail partners, is pursuing to effect changes to current FAA rules, an effort that we expect to be successful and receive wide acceptance by the industry and regulators alike.

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of both duostech™ and truevue360™, as well as through strategic acquisitions.

Organic Growth duostech™

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with additional features, and the development of new and enhanced technology applications. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories. The launch of our AI software systems through our truevue360™ subsidiary is another building block of this strategy.

Organic Growth truevue360™

truevue360™’s immediate growth will mainly be driven by its already established library of rail applications and existing rail customers. Each of the most recent orders of rail inspection portals included an AI component of between 20 and 30 algorithms per customer per site, with a significant number of additional applications under development. It is expected that future orders will continue to include a significant component of algorithms i.e. AI applications.

Our AI applications are sold as a SaaS model and are priced per application/per site.

In addition to offering our AI modelling to our rail customers, we plan to offer services to our commercial /industrial customers in the following verticals:

•

Logistics companies

•

Oil & Gas

•

Commercial security

truevue360™ is currently developing a stand-alone marketing/business development initiative to pursue an expanded number of target markets. Additional verticals to be pursued as this unit expands include:

•

Automotive

•

Agriculture

•

Banking

•

Industrial

•

DOD/Government

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The acquisition metric includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include an extended national footprint of available manpower (predominantly technical and software engineering), and evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•

The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	Some of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

•	We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Recent Developments

Our audited consolidated financial statements for the fiscal year ended December 31, 2019 are not yet available. We have presented preliminary estimated ranges of certain of our financial results below for fiscal year 2019, based on information currently available to management. We have provided ranges, rather than specific amounts, for certain financial results below, primarily because our financial closing procedures for the three months and year ended December 31,2019 are not yet complete. As a result, our actual results may vary materially from the estimated preliminary results included herein and will not be publicly available until after the closing of this offering. Accordingly, you should not place undue reliance on these estimates. The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary estimated financial data below and does not express an opinion or any other form of assurance with respect thereto. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain financial results presented below and the financial results we will ultimately report for fiscal year 2019.

For the quarter ended December 31, 2019, we estimate that our net sales will range from $5.6 million to $5.8 million, an increase of $3.1 million, or 119%, at the mid-point of the estimated net sales range when compared with net sales of $2.6 million for the quarter ended December 31, 2018, and an increase of approximately $3.4 million, or 154%, compared with net sales of $2.2 million for the quarter ended September 30, 2019. The increase in net sales was due to an increase in installations of our rail inspection portal products at CSX and one other rail customer.

For fiscal year 2019, we estimate that our net sales will range from $13.5 million to $13.7 million, an increase of at least $1.5 million, or 13%, using the mid-point of the estimated net sales range when compared with net sales of $12.1 million for fiscal year 2018. The increase in net sales was due to an increase in total comparable company sales of approximately 13% for fiscal year 2019, primarily driven by an increase in our sales of rail inspection portals.

For fiscal year 2019, we estimate that our operating loss will range from $2.5 million to $3 million, an increase of $1.1 million, or 68%, using the mid-point of the estimated range when compared with net operating loss of $1.6 million for fiscal year 2018.  The increase is substantially due to an increase in R&D expenses related to staffing for our new AI subsidiary, TrueVue360 without any compensating revenues during fiscal year 2019.

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc. Since January 2019, Truevue360, Inc. has been focused on the development and marketing of Artificial Intelligence applications. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville Florida 32216 and main telephone number is 904 652 1616.

THE OFFERING

Securities offered by us:	1,350,000 shares of our common stock at a public offering price of $6.00 per share.

Common stock outstanding before the offering as of February 12, 2020	1,981,569 shares of common stock.

Common stock to be outstanding after the offering (1)

3,331,569 shares of common stock. If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 3,534,069.

Option to purchase additional shares	We have granted the underwriters a 45-day option to purchase up to 202,500 additional shares of our common stock to cover allotments, if any.

Use of proceeds

We intend to use the net proceeds of this offering for research and development activities, sales and marketing, and for general working capital purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See “Use of Proceeds” on page 18.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

Trading symbols	Our common stock has been approved for listing on The NASDAQ Capital Market under the symbol “DUOT” and will begin trading there on February 13, 2020.

Lock-ups

We and our directors and officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 90 days after the date of this prospectus. See “Underwriting” section on page 60.

———————

(1)	The shares of common stock to be outstanding after this offering is based on 1,981,569 shares outstanding as of February 12, 2020.

NASDAQ listing requirements include, among other things, a stock price threshold. As a result, on January 9, 2020 we filed a Certificate of Amendment to our Certificate of Incorporation to effectuate a 1-for-14 reverse stock split. On January 17, 2020, the reverse stock split was effected on the OTCQX.

The shares of common stock to be outstanding after this offering excludes the following:

•	158,419 shares remaining for issuance pursuant to the 2016 Equity Incentive Plan;
•	163,010 shares issuable upon exercise of outstanding options with an exercise price of $14.00;
•	1,521,607 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $8.78; and
•	243,572 shares issuable upon the conversion of Series B Convertible Preferred Shares.

Unless we indicate otherwise, all information in this prospectus:

•	Assumes no exercise by the underwriters of its option to purchase up to an additional shares of common stock to cover over-allotments, if any; and
•	Excludes shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2017, and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the summary statement of operations data for the three and nine months ended September 30, 2018 and 2019 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2018 are derived from our audited financial statements that are included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2019 are derived from our consolidated unaudited financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the three and nine months ended September 30, 2019 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Except as otherwise noted, all share and per share data for the periods shown have been adjusted, on a retroactive basis, to reflect a 1-for-14 reverse stock split, which became effective on January 17, 2020.

	December 31,
	2018	2017
REVENUES:
Project	$10,753,926	$1,884,079
Maintenance and technical support	1,170,215	1,127,932
IT asset management services	124,478	872,577
Total Revenues	12,048,619	3,884,588

COST OF REVENUES:
Project	6,373,684	1,487,516
Maintenance and technical support	409,316	458,960
IT asset management services	61,396	348,076
Total Cost of Revenues	6,844,396	2,294,552

GROSS PROFIT	5,204,223	1,590,036

OPERATING EXPENSES:
Selling and marketing expenses	289,140	179,318
Salaries, wages and contract labor	4,299,799	3,098,782
Research and development	488,694	310,099
Professional fees	245,033	393,531
General and administrative expenses	1,451,461	1,051,799
Total Operating Expenses	6,774,127	5,033,529

INCOME (LOSS) FROM OPERATIONS	(1,569,904)	(3,443,493)

OTHER INCOME (EXPENSES):
Interest Expense	(17,180)	(4,519,035)
Gain on settlement of debt	—	64,647
Warrant derivative gain	—	2,743,686
Other income, net	6,197	1,719
Total Other Income (Expense)	(10,983)	(1,708,983)

NET INCOME (LOSS)	(1,580,887)	(5,152,477)
Series A preferred stock dividends	—	(17,760)
Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Basic Net Income (Loss) Per Share	$(1.06)	$(20.07)
Diluted Net Income(Loss) Per Share	$(1.06)	$(20.07)
Weighted Average Shares-Basic	1,485,438	257,601
Weighted Average Shares-Diluted	1,485,438	257,601

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

REVENUES:
Project	$1,921,306	$4,731,106	$6,954,062	$8,516,812
Maintenance and technical support	229,008	371,110	701,552	881,004
IT asset management services	48,087	—	240,673	92,386
Total Revenues	2,198,401	5,102,216	7,896,287	9,490,202

COST OF REVENUES:
Project	984,805	2,684,785	4,045,448	5,079,455
Maintenance and technical support	158,785	89,077	420,451	300,593
IT asset management services	29,352	—	99,686	47,989
Total Cost of Revenues	1,172,942	2,773,862	4,565,585	5,428,037

GROSS PROFIT	1,025,459	2,328,354	3,330,702	4,062,165

OPERATING EXPENSES:
Selling and marketing expenses	98,311	73,468	336,433	189,092
Salaries, wages and contract labor	1,438,608	1,072,029	4,045,689	3,153,138
Research and development	97,273	122,755	328,403	401,116
Professional fees	43,903	63,878	188,876	187,679
General and administrative expenses	479,265	359,991	1,465,918	864,969
Total Operating Expenses	2,157,360	1,692,121	6,365,319	4,795,994

INCOME (LOSS) FROM OPERATIONS	(1,131,901)	636,233	(3,034,617)	(733,829)

OTHER INCOME (EXPENSES):
Interest Expense	(12,783)	(4,589)	(19,095)	(14,755)
Other income, net	615	981	4,021	3,742
Total Other Income (Expense)	(12,168)	(3,608)	(15,074)	(11,013)

NET INCOME (LOSS)	(1,144,069)	632,625	(3,049,691)	(744,842)

Net loss applicable to common stock	$(1,144,069)	$632,625	$(3,049,691)	$(744,842)

Basic Net Income (Loss) Per Share	$(0.63)	$0.43	$1.78)	$(0.50)
Diluted Net Income (Loss) Per Share	$(0.63)	$0.34	$(1.78)	$(0.50)
Weighted Average Shares-Basic	1,817,289	1,482,318	1,715,480	1,480,297
Weighted Average Shares-Diluted	1,817,289	1,886,604	1,715,480	1,480,297

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$767,339	$1,209,301
Accounts receivable, net	1,413,983	1,538,793
Contract assets	1,586,138	1,208,604
Prepaid expenses and other current assets	258,596	235,198
Total Current Assets	4,026,056	4,191,896
Property and equipment, net	323,111	204,226
Operating lease right of use asset	509,958	—

OTHER ASSETS:
Software Development Costs, net	25,000	40,000
Patents and trademarks, net	61,440	53,871
Total Other Assets	86,440	93,871
TOTAL ASSETS	$4,945,565	$4,489,993

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,859,249	$1,416,716
Accounts payable - related parties	12,791	13,473
Notes payable - financing agreements	58,947	48,330
Notes payable - related parties, net of discounts	856,372	—
Notes payable, net of discounts	256,250	—
Line of credit	28,512	31,201
Payroll taxes payable	122,453	317,573
Accrued expenses	250,132	222,328
Current portion-finance lease payable	43,669	—
Current portion-operating lease obligations	241,000	—
Contract liabilities	1,107,742	2,248,829
Deferred revenue	489,062	362,528
Total Current Liabilities	5,326,179	4,660,978
Finance lease payable	48,408
Operating lease obligations	293,415	—
Total Liabilities	5,668,002	4,660,978

Commitments and Contingencies (Note 6)

STOCKHOLDERS' DEFICIT:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at September 30, 2019 and December 31, 2018, convertible into common stock at $88.20 per share	—	—
Series B convertible cumulative preferred stock, $1,000 stated value per share, 15,000 shares designated; 2,080 and 2,830 issued and outstanding at September 30, 2019 and December 31, 2018, convertible into common stock at $7.00 per share	2,080,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,926,071 and 1,505,883 shares issued, 1,924,748 and 1,505,426 shares outstanding at September 30, 2019 and December 31, 2018, respectively	1,926	1,505
Additional paid-in capital	30,672,613	27,416,802
Total stock & paid-in-capital	32,754,539	30,248,307
Accumulated deficit	(33,319,524)	(30,269,833)
Sub-total	(564,985)	(21,526)
Less: Treasury stock (1,324 and 457 shares of common stock at September 30, 2019 and December 31, 2018, respectively)	(157,452)	(149,459)
Total Stockholders' Deficit	(722,437)	(170,985)
Total Liabilities and Stockholders' Deficit	$4,945,565	$4,489,993

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high value safety and security-based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause companies to delay or cancel capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

Some of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $33 million as of September 30, 2019. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses, which may not occur.

We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have foreign operations at this time, we may compete for contracts in non-US countries from time to time. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by digital disruption and developments in technology. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our people, clients, partners and vendors. As the breadth and complexity of this infrastructure continues to grow, including as a result of the use of mobile technologies, social media and cloud-based services, the risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of or damage to our systems and those of our clients, alliance partners and vendors, and unauthorized disclosure of sensitive or confidential information, including personal data. In the past, we have experienced data security breaches resulting from unauthorized access to our and our service providers’ systems, which to date have not had a material impact on our operations; however, there is no assurance that such impacts will not be material in the future.

In providing services and solutions to clients, we often manage, utilize and store sensitive or confidential client data, including personal data, and we expect these activities to increase, including through the use of artificial intelligence, the internet of things and analytics. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud, misappropriation, or other intentional or unintentional acts, could damage our reputation, cause us to lose clients and could result in significant financial exposure. Similarly, unauthorized access to our or through our or our service providers’ information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who continuously develop and deploy viruses, ransomware or other malicious software programs or social engineering attacks, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. Cybersecurity threats are constantly expanding and evolving, thereby increasing the difficulty of detecting and defending against them and maintaining effective security measures and protocols.

We depend on key personnel who would be difficult to replace, and our business plan will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of September 30, 2019, four customers accounted for 85% of our accounts receivable. In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our two largest customers accounted for approximately 80% of our total revenues for the nine months ended September 30, 2019. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

The Company owes the IRS penalty payments in connection with the delinquent payment of payroll taxes.

In 2016 the Company was notified by the IRS that it had been delinquent in the payment of payroll taxes. As of the date hereof, the Company has paid its payroll taxes in full. However, the Company had previously appealed to the IRS for a reduction of penalty payments assessed for the late payment of payroll taxes. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. Beginning in July 2018, the Company has made monthly payments in the amount of $15,000 in order to pay down the accrued late fees. At September 30, 2019, the current payroll taxes payable balance of $122,453 includes accrued late fees in the amount of $33,572.

Our Amended and Restated Bylaws has an exclusive forum provision, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Amended and Restated Bylaws has an exclusive forum provision providing that, unless our board of directors consents to the selection of an alternative forum, the Circuit Court located in Martin County, Florida (or the appropriate Florida federal court) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Company to the Company or the Company’s shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Company’s Articles of Incorporation or bylaws; or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Company does not intend for the exclusive forum provision to apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the Company does not intend for the exclusive forum provision to apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Amended and Restated Bylaws described in the preceding paragraph. However, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and such persons. Alternatively, a court may determine that the choice of forum provision is unenforceable. If a court were to find these provisions of the Amended and Restated Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we may not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we may require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if an active trading market for our shares does not develop, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results
•	Issues in manufacturing products
•	Unanticipated potential product liability claims
•	The introduction of technological innovations or new commercial products by competitors
•	The entry into, or termination of, key agreements, including key strategic alliance agreements
•	The initiation of litigation to enforce or defend any of our intellectual property rights
•	Regulatory changes
•	Failure of any of our products to achieve commercial success

Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless the:

•	transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•

interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Risks Related to the Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $4.21 per share, based on the public offering price of $6.00 per share of common stock. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Although our common stock is not currently a penny stock, it has been a penny stock in the past and may be considered a penny stock in the future.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share, other than securities: (i) registered on certain national securities exchanges if current price and volume information with respect to transactions in such securities is provided by the exchange; (ii) quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the system; (iii) issued by an issuer that has net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or (iv) issued by an issuer that has average revenue of at least $6,000,000 for the last three years. As we have had average revenue over the last three completed fiscal years (2016 through 2018 inclusive) of over $6 million, and our common stock has been approved for listing on the Nasdaq Capital Market, our common stock is not a penny stock. Nonetheless, our common stock has in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Although our common stock is not currently a penny stock, no assurance can be given that our common stock will maintain its listing on The Nasdaq Capital Market or a listing on any other exchange, such that our common stock will remain a non-penny stock.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We believe that our current cash and cash used in operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Risks Related to Our Reverse Stock Split

On January 17, 2020 we implemented a 1 for 14 reverse stock split, however, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the The Nasdaq Capital Market.

There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with the minimum bid price. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to maintain The Nasdaq Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

There can be no assurance that we will be able to comply with other continued listing standards of The Nasdaq Capital Market.

Even if we continue to maintain The Nasdaq Capital Market’s minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The Nasdaq Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The Nasdaq Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

USE OF PROCEEDS

The net proceeds from the sale of the common stock in the offering will be $6,999,268, based on a public offering price of $6.00, after deducting the underwriting discounts and commissions and estimated offering expenses, or approximately $8,116,386 if the underwriters exercise their over-allotment option in full.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•	Approximately $4,000.000 for capital expenditures and working capital;
•

Approximately $2,400,000 for research and development for new products and improvements to existing products including, but not limited to, hiring of key personnel, and material costs for research activities;

•	Approximately $500,000 to upgrade sales and marketing capabilities, including but not limited to professional relations, advertising, software implementation and adding additional staff; and
•	The remainder for other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock was quoted on the OTC Markets Group Inc.’s OTCQX Link quotation platform (the “OTCQX”) under the trading symbol “DUOTD” until February 12, 2020. Our common stock has been approved for listing on The NASDAQ Capital Market under the symbol “DUOT”, and will begin trading there on February 13, 2020.

On January 17, 2020, we completed a 1-for-14 reverse split of our common stock. All share and per share information gives effect, retroactively, to the reverse stock split.

Immediately following the offering, we expect to have one class of common stock, and one class of preferred stock outstanding. As of February 12, 2020, there were approximately 376 registered holders of record of our common stock.

Our common stock was initially quoted on the OTCQB in April 2015 and had traded on the OTCQX since June 19, 2019.

Any over-the-counter market quotations of our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

There are 163,010 outstanding options to purchase our common stock. The weighted average exercise price of these options is $1.00, the average term when issued was five years and the average term remaining is four years.

2016 Equity Incentive Plan

The following table provides equity compensation plan information as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	163,010	$14.00	158,419

Equity compensation plans not approved by security holders	N/A	N/A	N/A

On March 11, 2016, the Board adopted, subject to the receipt of stockholder approval which was received on April 21, 2016, the 2016 Equity Incentive Plan (the “2016 Plan”) providing for the issuance of up to 16,327 shares of our common stock. The plan was subsequently modified with shareholder approval twice: on January 18, 2018 to increase the total maximum amount issuable under the plan to 178,572 and on July 31, 2019 to increase the total maximum amount issuable under the plan to 321,429. The purpose of the 2016 Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2019. Such information is set forth on the following basis:

•	an actual basis (giving effect, on a retroactive basis, to a 1-for-14 reverse stock split which was consummated on January 17, 2020);
•

on a pro forma as adjusted basis, giving effect to the sale by us of 1,350,000 shares in this offering at the public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2019
	Actual	As Adjusted
Cash	$767,339	$7,766,607
Total Other Assets	4,178,225	4,178,225
Total liabilities	5,668,002	5,668,002
Preferred Stock, $0.001 par value; 10,000,000 shares authorized;9,485,000 available to be designated; 0 shares issued and outstanding actual, 0 shares issued and outstanding pro forma	—	—
Redeemable Convertible Cumulative Preferred Stock Series A 500,000 shares authorized, 0 shares issued and outstanding at September 30, 2019, $10 per share redemption amount plus dividends in arrears	0	0
Convertible Cumulative Preferred Stock Series B, 15,000 shares designated, 2,080 and 2,830 issued and outstanding at September 30, 2019 and December 31, 2018, convertible into common stock at $7.00 per share.	$2,080,000	$2,080,000
Common Stock, $0.001 par value; 500,000,000 shares authorized; 1,926,071 shares issued, 1,924,748 outstanding actual, 3,122,942 shares issued and outstanding as adjusted	1,926	3,276
Treasury stock	(157,452)	(157,452)
Additional paid-in capital	30,672,613	38,771,263
Accumulated deficit	(33,319,524)	(34,412,241)
Total stockholders’ equity (deficit)	(722,437)	6,276,831
Capitalization	$4,945,564	$11,944,332

DILUTION

The historical net tangible book value (deficit) of our common stock as of September 30, 2019 was approximately $(1,025,420), or $(0.52) per share based upon 1,980,085 shares of common stock outstanding on such date. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

Our adjusted net tangible book value (deficit) of our common stock will be $5,973,847 or $1.79 per share. Adjusted net tangible book value (deficit) per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the public offering price of $6.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $2.31 per share to existing stockholders and an immediate dilution of $4.21 per share to investors purchasing shares of common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$6.00
Net tangible book value per share as of September 30, 2019	$(0.52)
Increase in net tangible book value per share attributable to new investors	$2.31
As adjusted net tangible book value per share after giving effect to this offering		$1.79
Dilution in net tangible book value per share to new investors		$4.21

The information above is as of September 30, 2019 and excludes as of such date the following:

•	243,572 shares of our common stock issuable upon conversion of Series B Cumulative Preferred Stock at a conversion price of $7.00 per share as of September 30, 2019
•	1,524,091 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.83 per share as of September 30, 2019
•

163,010 outstanding options to purchase an aggregate of 163,010 shares issuable upon exercise of outstanding options with a weighted average exercise price of $14.00 under our equity compensation plans;

•	65,714 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering if over-allotment is exercised in full; and
•	171,429 shares of common stock issuable upon the exercise of the underwriters’ over-allotment option;

If the underwriters exercise their overallotment option, our adjusted net tangible book value following the offering will be $2.01 per share, and the dilution to new investors in the offering will be $3.99 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Prospectus and other information and reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere Prospectus.

Overview

Duos Technologies Group, Inc. was incorporated in Florida on May 31, 1994 under the original name of Information Systems Associates, Inc. (“ISA”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech”), for the purposes of executing a reverse triangular merger. This transaction was completed on April 1, 2015, whereby duostech became a wholly owned subsidiary of the Company. duostech was incorporated under the laws of Florida on November 30, 1990 for design, development and deployment of proprietary technology applications and turn-key engineered systems. The Company, based in Jacksonville, Florida, employs approximately 50 people and is a technology and software applications company with a strong portfolio of intellectual property. The Company’s core competencies, including advanced intelligent technologies, are delivered through its proprietary integrated enterprise command and control platform, centraco®.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence program truevue360™ through its subsidiary, TrueVue360, Inc., with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth. Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

The Company’s growth strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and through strategic acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

The Company is investing in resources to focus on execution within its target markets, including but not limited to rail, distribution centers and security. We continue to evaluate key requirements within those markets and add development resources to allow us to compete for additional projects to drive additional revenue growth.

Further, the Company is broadening its offerings in the IT asset management space for large data centers. During the quarter ended June 30, 2018, the Company announced its new dcVue software platform which is the basis for expanded offerings into this market area. The dcVue offering is a new software platform that replaces the Company’s On-Site Physical Inventory (OSPI) system that was commercially marketed from 2010 until 2015. OSPI was used by Duos’ ITAM auditing teams until early this year and has now been replaced by dcVue. dcVue is based upon the Company’s OSPI patent which was awarded in 2010. The Company will be making dcVue available for license to our customers later this year as a licensed software product. We intend to further develop our ITAM offerings for large data centers with the objective of offering existing Company technologies for data and video analytics. The Company implemented a new plan to expand and focus its sales efforts through the addition of strategic partners.

Prospects and Outlook

Over the past several years, we have made substantial investments in product research and development and achieved significant milestones in the development of our technology and turnkey solutions. We have made significant progress in penetrating the market with our proprietary technology solutions, specifically in the rail industry which is currently undergoing a major shift in maintenance strategies. We believe that this shift will be a significant motivating factor for the industry’s use of our technologies.

Our business success in the immediate future will largely depend on the increased penetration into our target markets for our proprietary intelligent analytical technology solutions.

Notwithstanding the foregoing, no assurance can be provided that our product offerings will generate significant orders or maintain market acceptance.

Results of Operation

The following discussion should be read in conjunction with the unaudited financial statements included in this prospectus.

Comparison for the Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Three Months Ended
	September 30,
	2019	2018

Revenue	$2,198,401	$5,102,216
Cost of revenue	1,172,942	2,773,862
Gross profit	1,025,459	2,328,354
Operating expenses	2,157,360	1,692,121
Income (loss) from operations	(1,131,901)	636,233
Other income (expense)	(12,168)	(3,608)
Net income (loss)	$(1,144,069)	$632,625

Revenues

	For the Three Months Ended
	September 30,
	2019	2018	% Change
Revenues:
Projects	$1,921,306	$4,731,106	-59%
Maintenance and technical support	229,008	371,110	-38%
IT asset management services	48,087	—
Total revenue	$2,198,401	$5,102,216	-57%

The majority of the decrease in overall revenues for the quarter is due to slower than anticipated contract awards by two customers pending resolution of certain terms and conditions. These orders have now been received, however, some execution delays by one customer for customer acceptance in the projects portion of our business continue to have an impact, albeit to a lesser degree than previously thought. Although these delays may impact the projects revenue portion of our business, they are not expected to have any material impact for the full year. The Company continues to make improvements in our project build and delivery process largely as a result of the investment in the establishment of the Engineering and Operations center in 2018 which has shortened delivery times on major projects.

Maintenance and technical support revenues were lower in the quarter as the result of new maintenance contracts being delayed in line with the delays in implementation. The renewals of existing contracts have somewhat offset this impact and we believe that a shift to the next generation of technology systems which are currently being installed will have a positive impact going forward. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. The Company expects new, long term recurring revenue from new customers will be coming on-line in the next several months.

The ITAM division recorded an increase in revenue in the third quarter of 2019. The increase in ITAM revenues is due to the ITAM division release of a new version of its software which is anticipated to broaden market acceptance of its offerings.

Cost of Revenues

	For the Three Months Ended
	September 30,
	2019	2018	% Change
Cost of revenues:
Projects	$984,805	$2,684,785	-63%
Maintenance and technical support	158,785	89,077	78%
IT asset management services	29,352	—
Total cost of revenues	$1,172,942	$2,773,862	-58%

Cost of revenues on projects decreased in line with the decrease in revenues. The overall gross margin was slightly higher during the period compared to the equivalent period in 2018 due to a continued focus on build costs and certain savings through efficiency. The significant increase in personnel in anticipation of increased execution and support requirements for the second half of the year and into 2020 which we saw in the second quarter was no longer a factor in the current quarter. The tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations and Engineering Center prior to customer deployment continues to have positive effect and this trend is expected to continue as the Company continues its focus on reducing the costs of delivery and streamlining execution for delivery of a greater number of projects. Cost of Revenues increased on maintenance and technical support as a result of additional investments in staffing to support a greater number of installations.

Gross Profit

	For the Three Months Ended
	September 30,
	2019	2018	% Change

Revenues	$2,198,401	$5,102,216	-57%
Cost of revenues	1,172,942	2,773,862	-58%
Gross profit	$1,025,459	$2,328,354	-56%

Gross Profit was $1,025,459 or 47% of revenues compared to $2,328,354 or 46% of revenues for the three months ended September 30, 2019 and 2018, respectively. The overall decrease in gross profit of 56% reflects the lower revenues for the quarter although the gross profit as a percentage of the revenues was slightly higher. Although, the implementation of ASC 606 covering revenue from contracts with customers, had a temporary impact on overall gross margin during some previous reporting periods there was no impact during this quarter. Although this has had a negative overall effect on the typical project gross margin of at least 50%, management anticipates the overall gross margins for the full year to be close to historical norms and continue to improve going forward.

Operating Expenses

	For the Three Months Ended
	September 30,
	2019	2018	% Change
Operating expenses:
Selling and marketing expenses	$98,311	$73,468	34%
Salaries, wages and contract labor	1,438,608	1,072,029	34%
Research and development	97,273	122,755	-21%
Professional fees	43,903	63,878	-31%
General and administration	479,265	359,991	33%
Total operating expense	$2,157,360	$1,692,121	27%

Operating expenses were higher by 27% for the equivalent period in 2018 reflecting the increase in resources related to the Company’s anticipated growth. Selling and marketing expenses increased in line with the Company’s investment in resources to support that growth. The measurable increase in salaries, wages and contract labor during the period is a result of an anticipated larger order book and the Company continues to invest in staff resources to ensure timely execution. Research and development expenses outside of labor costs decreased. Professional fees were also minimal for the period due to the fact that the Company was not engaged in any significant activities related to fundraising or other activities outside the normal course of business. Other general and administrative costs were higher as the result of additional business and non-project related travel.

Loss From Operations

The loss from operations for the three months ended September 30, 2019 was $1,131,901 versus a profit from operations for the same period in 2018 of $636,233. The 278% increase in losses from operations are the result of lower revenues and gross margins for the period together with an increase in operating expenses. The losses are expected to be temporary and be offset for the full year with the anticipated growth in business from new contracts.

Other Income/Expense

Interest expense for the three months ended September 30, 2019 was $12,783 versus interest expense of $4,589 in the equivalent period in 2018. Interest costs continue to be minimal and are offset by earnings from cash on deposit in the amount of $615 at September 30, 2019 versus $981 in the same period of 2018.

Net Income (Loss)

The net loss for the three months ended September 30, 2019 was $1,144,069 against a net profit for the same period in 2018 of $632,624. The $1,776,693 negative change in net loss is primarily attributable to the decrease in project revenue. Net loss per common share was ($0.56) versus a profit of $0.42 per share for the three months ended September 30, 2019 and 2018, respectively.

Comparison for the Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Nine Months Ended
	September 30,
	2019	2018

Revenue	$7,896,287	$9,490,202
Cost of revenue	4,565,585	5,428,037
Gross profit	3,330,702	4,062,165
Operating expenses	6,365,319	4,795,994
Loss from operations	(3,034,617)	(733,829)
Other income (expense)	(15,074)	(11,013)
Net loss	$(3,049,691)	$(744,842)

Revenues

	For the Nine Months Ended
	September 30,
	2019	2018	% Change
Revenues:
Projects	$6,954,062	$8,516,812	-18%
Maintenance and technical support	701,552	881,004	-20%
IT asset management services	240,673	92,386	161%
Total revenue	$7,896,287	$9,490,202	-17%

Overall revenues were 17% lower for the period reflecting unanticipated delays in contract executions for two large new projects and the effects of such delay. Since the contracts were expected to be signed in 2019, the Company took the decision to begin acquiring certain components ahead of the contracts in order to ensure no material impacts to the Company’s expected revenues for the year. The decrease in project revenues of 18% for the period was slightly offset by an improvement in the IT Asset Management business. The Company’s stable capital structure enables us to more aggressively pursue large projects requiring the ability to deploy major resources and in the current period allowed us to begin implementation in advance of final contracts. This plus the ongoing investment by the Company in project resources impacted our cash resources which was offset by access to short term loans from two shareholders. By streamlining our project build and delivery process, largely as a result of the investment in the establishment of the Engineering and Operations Center in 2018, we have shortened our delivery times and implementation on major projects thus facilitating our ability to meet our planned revenue goals for the year. Although new maintenance contracts are being established as well as renewals of existing contracts from the shift to the next generation of technology systems, delays in contract signing have caused a temporary decline in maintenance and technical support revenues for the current period. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. For the year we do not anticipate a material effect and the Company expects to resume the growth with new, long term recurring revenue from new customers which will be coming on-line in the next several months.

The ITAM division recorded an increase in revenue in the first nine months of 2019. The increase in ITAM revenues is due to the ITAM division release of a new version of its software which is anticipated to broaden market acceptance of its offerings and we anticipate a positive impact on revenues in 2019.

Cost of Revenues

	For the Nine Months Ended
	September 30,
	2019	2018	% Change
Cost of revenues:
Projects	$4,045,448	$5,079,455	-20%
Maintenance and technical support	420,451	300,593	40%
IT asset management services	99,686	47,989	108%
Total cost of revenues	$4,565,585	$5,428,037	-16%

Cost of revenues on projects decreased in line with the decrease in revenues but with the overall growth in Costs in Project Revenues growing at a slower pace. We continue to focus on tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations and Engineering Center prior to customer deployment. This positive trend is expected to continue as the Company continues its focus on reducing the costs of delivery and streamlining execution. Cost of Revenues increased on maintenance and technical support as new systems are being brought online but this increase is expected to be temporary with costs more in line with historical norms. Some of these costs are related to a number of new, complex systems being installed over the past periods. ITAM costs of revenue were higher compared to a significant increase in revenue as the result of a larger proportion of the revenue coming from professional services over the total period. This effect is not expected to continue going forward but variances in the individual quarters reflective of the balance of license sales to professional services revenues should be expected.

Gross Profit

	For the Nine Months Ended
	September 30,
	2019	2018	% Change
Revenues	$7,896,287	$9,490,202	-17%
Cost of revenues	4,565,585	5,428,037	-16%
Gross profit	$3,330,702	$4,062,165	-18%

Gross Profit was $3,330,702 or 42% of revenues compared to $4,062,165 or 43% of revenues for the nine months ended September 30, 2019 and 2018, respectively. The Gross Margin has remained stable for the period and broadly comparable with the same period in the prior year. As previously discussed, the implementation of ASC 606 covering revenue from contracts with customers, can have a temporary impact on overall gross margin during previous reporting periods as certain costs are recognized ahead of revenues. The effects of this are typically within a quarter and over the project cycle there is expected to be no material impact. As previously stated, management anticipates the overall gross margins for the business to be close to historical norms for the 2019 period even though the current period is below that target due to an increase in resources related to anticipated project revenues from new projects that are expected to begin in the second half of this year.

Operating Expenses

	For the Nine Months Ended
	September 30,
	2019	2018	% Change
Operating expenses:
Selling and marketing expenses	$336,433	$189,092	78%
Salaries, wages and contract labor	4,045,689	3,153,138	28%
Research and development	328,403	401,116	-18%
Professional fees	188,876	187,679	1%
General and administration	1,465,918	864,969	69%
Total operating expense	$6,365,319	$4,795,994	33%

Operating expenses were higher by 33% for the equivalent period in 2018 reflecting the increase in resources related to the anticipated new contracts. Selling and marketing expenses increased significantly in line with the Company’s plans to grow the business. The 28% increase in salaries, wages and contract labor is higher during the period due to an increase number of employees and additional contract expenses related to an overall expected increase in revenues. These increases are also a result of an increasing investment in the Company’s TrueVue360 subsidiary focused on Artificial Intelligence. For the period, there were no revenues for TrueVue360 although we are anticipating revenues going forward. Research and development expenses, excluding personnel, decreased for the period. Professional fees were higher due to an increase in expenses related to legal fees with certain onetime expenses for the recent warrant execution and other expenses related to travel and a much larger workforce including additional facilities. Other G&A costs were in line with the additional staff expenses and the growth of the Company. It is anticipated that, going forward, operating expenses will continue to grow at a slower rate than the revenue increases.

Loss From Operations

The loss from operations for the nine months ended September 30, 2019 was $3,034,617 and the loss from operations for the same period in 2018 was $733,829. The 309% increase in loss from operations was mostly due to the overall increase in general and administrative costs along with the increase in costs in selling and marketing expense for the period against a lower overall revenue for the period.

Interest Expense

Interest expense for the nine months ended September 30, 2019 was $19,095 and the interest expense for same period in 2018 was $14,755. This was offset by $4,021 in interest income for the period versus $3,742 in the same period for 2018. This is due to generally higher amounts of available cash that generate interest income.

Other Expense

Other Expense for the nine months ended September 30, 2019 and 2018 was $15,074 and $11,013, respectively. The increase in other expense is due to higher interest costs related to financing short term debt offset by a slightly higher balance in the money market banking account for the first nine-month period in 2019.

Net Loss

The net loss for the nine months ended September 30, 2019 and 2018 was $3,049,691 and $744,842, respectively. The increase in net loss is the result of lower revenues for the period as well as an increase in operating expenses in 2019 compared to the same period in 2018. Net loss per common share was $1.82 and $0.56 for the nine months ended September 30, 2019 and 2018, respectively.

Comparison For the year ended December 31, 2018 compared to December 31, 2017

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended
	December 31,
	2018	2017

Revenue	$12,048,619	$3,884,588
Cost of revenue	6,844,396	2,294,552
Gross profit	5,204,223	1,590,036
Operating expenses	6,774,127	5,033,529
Income (Loss) from operations	(1,569,904)	(3,443,493)
Other income (expense)	(10,983)	(1,708,983)
Net income (loss)	(1,580,887)	(5,152,477)
Series A preferred stock dividends	—	(17,760)
Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Revenues

	For the Years Ended
	December 31,
	2018	2017	% Change
Revenues:
Projects	$10,753,926	$1,884,079	471%
Maintenance and technical support	1,170,215	1,127,932	4%
IT asset management services	124,478	872,577	-86%
Total revenue	$12,048,619	$3,884,588	210%

The significant increase in overall revenues is driven by the current strength of the projects portion of our business currently being undertaken. The Company’s stable capital structure enables us to more aggressively pursue large projects requiring the ability to deploy major resources. The significant increase in project revenues was also accompanied by an increase in maintenance and technical support. This revenue source has been in transition for the past year as older legacy systems are replaced by the next generation of technology systems which are currently being installed. There is typically a lag of approximately 3 months from installation of a new system until the recurring revenue is recognized. The Company continues to replace the declining revenues from one customer with new, long term recurring revenue from new customers which will be coming on-line in the next several months. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations.

The ITAM division experienced a significant reduction in revenues for 2018. This was the result of the conclusion of a large project late in 2017 and delays in starting a new project that was anticipated to begin earlier in 2018.

Cost of Revenues

	For the Years Ended
	December 31,
	2018	2017	% Change
Cost of revenues:
Projects	$6,373,684	$1,487,516	328%
Maintenance and technical support	409,316	458,960	-11%
IT asset management services	61,396	348,076	-82%
Total cost of revenues	$6,844,396	$2,294,552	198%

Cost of revenues on projects increased at a slower rate than the increase in revenues. The overall gross margin was positively impacted during the period compared to the equivalent period in 2017 due to tighter cost controls on production of systems and the efficiencies gained through the implementation of projects at the Operations and Engineering Center prior to customer deployment. Cost of Revenues decreased by 11% on maintenance and technical support which is a positive trend against an increase in revenues and we expect this trend to continue as economies of scale begin to have a positive impact. The Company also completed certain field work at the request of two major clients which increased revenue but at a margin that is less than in the normal course of business. The effect of this is anticipated to be minimal going forward.

Gross Profit

	For the Years Ended
	December 31,
	2018	2017	% Change

Revenues	$12,048,619	$3,884,588	210%
Cost of revenues	6,844,396	2,294,552	198%
Gross profit	$5,204,223	$1,590,036	227%

Gross Profit was $5,204,223 or 43% of revenues compared to $1,590,036 or 41% of revenues for the twelve months ended December 31, 2018 and 2017, respectively. The overall increase in gross profit of 227% was mainly the result of the increase in project revenues and the positive effect of significant revenue increases from new projects. It should be noted that the accounting treatment was changed to the ASC 606 reporting standard and that the results compared with the previous year are not strictly comparable. As previously discussed, the implementation of ASC 606 covering revenue from contracts with customers, has a temporary impact on overall gross margin as certain costs are recognized ahead of revenues. Also, during the year, certain project revenue related to the management of construction requested by two customers were treated as a pass through and have between a 10% and a 25% gross margin. This has a negative overall effect on the typical project gross margin for an aggregate of our revenue sources of at least 50%. Despite these factors, the Company recorded an overall increase in Gross Margin for the year compared to the prior year which is a positive trend. Management anticipates the overall gross margins for the business to continue to improve in the coming year excluding the impact of “one-off” lower margin revenues related to field construction work requested by the customer and not in the ordinary course of business.

Operating Expenses

	For the Years Ended
	December 31,
	2018	2017	% Change
Operating expenses:
Selling and marketing expenses	$289,140	$179,318	61%
Salaries, wages and contract labor	4,299,799	3,098,782	39%
Research and development	488,694	310,099	58%
Professional fees	245,033	393,531	-38%
General and administration	1,451,461	1,051,799	38%
Total operating expense	$6,774,127	$5,033,529	35%

Operating expenses were higher by 35% for the year reflecting the increase in resources related to the significant increase in revenues for the period. Selling and marketing expenses and research and development both increased with the Company’s investment in resources to grow the business. The Company also began investing in its resources for the development of the new truevue360™ AI platform. The 39% increase in salaries, wages and contract labor is due to a planned increase in the number of employees and additional contract expenses related to an overall significant increase in revenues. Professional fees were 38% lower due to a reduction in expenses related to legal fees and prudent management of expenses by management. Other G&A costs increased but were in line with the additional staff expenses and the growth of the Company.

Loss From Operations

The losses from operations for the years ended, December 31, 2018 and 2017 were $1,569,904 and $3,443,493, respectively. This is a 54% reduction in loss as the Company moves toward breakeven and profitability.

Interest Expense

Interest expense for the years ended December 31, 2018 and 2017 were $17,180 and $4,519,035 respectively. The significant decrease in interest expense was primarily due to the Company’s non-cash debt expenses related to certain financing actions prior to completing the capital raise at the end of November 2017. In addition to being non-cash, the expenses were driven by interest expense related to certain warrants which required accounting as derivatives. Some of these extraordinary costs were offset by an overall non-cash gain recorded due to the valuations recorded in those derivative instruments. The affected warrants were cancelled and retired at the end of 2017 and will have no impact on the Company’s financial results going forward.

Other Income

Other income for the years ending December 31, 2018 and 2017 was $6,197 and $1,719 respectively.

Net Loss

The net loss for the years ended December 31, 2018 and 2017 was $1,580,887 and $5,152,477 respectively. The $3,571,590 decrease in net loss is primarily attributable to the increase in revenue and less than proportionate increase cost of revenue in 2018. Net loss applicable to common stock was $1,580,887 in 2018 versus $5,170,237 in 2017, a decrease of $3,589,350. Most of the difference between Operating Losses and Net Losses were non-cash in nature. Additionally, the loss in 2017 included a charge for Series A Preferred Stock Dividends of $17,760. Net loss per common share was $1.12 and $20.02 for the years ended December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

As of September 30, 2019, the Company has a negative working capital of $1,300,123. We generated a net loss of $3,049,691 for the nine months ended September 30, 2019.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	September 30, 2019	September 30, 2018
Net cash (used) provided in operating activities	$(3,623,876)	$(92,459)
Net cash (used) in investing activities	(144,634)	(223,304)
Net cash provided (used) in financing activities	3,326,548	(54,004)
Net decrease in cash	$(441,962)	$(369,767)

Net cash used in operating activities for the nine months ended September 30, 2019 was $3,623,876 and net cash used during the same period of 2018 was $92,459. The increase in net cash used in operations for the nine months ended September 30, 2019 was the result of higher expenditures related to current and future project execution in anticipation of new projects. In addition, there are a number of changes in assets and liabilities compared to the previous period that added to the use of cash in operations. Notable changes were an increase in accounts payable and decrease in contract liabilities reflecting less cash received for project execution due to delays in contract signing. In addition, cash is being used to further development activities within the TrueVue360 subsidiary where there are no current offsetting revenues during this period.

Net cash used in investing activities for the nine months ended September 30, 2019 and 2018 were $144,634 and $223,304, respectively representing continued investments in various fixed assets during the nine months of 2019.

Net cash provided in financing activities for the nine months ended September 30, 2019 was $3,326,548 and cash flows used in the same period 2018 was $54,004. Cash flows provided in financing activities during the nine-month period in 2019 were primarily attributable to warrants exercised by four shareholders and proceeds from short-term loans. Cash flows used by financing activities during 2018 were primarily attributable to repayments of existing notes and short-term credit facilities offset by proceeds from a warrant execution.

Previously, we have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. During 2019, we have funded our operations through revenues generated and cash received from ongoing project execution and associated maintenance revenues as well as warrant executions and short-term loans from two shareholders. As of November 11, 2019, we had cash on hand of approximately $859,000. We have approximately $135,000 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Our current capital and revenues are sufficient to fund such expansion although we are dependent on timely payments by our customers for projects and work in process.

Demand for the products and services will be dependent on, among other things, continuing market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods although these are not considered to be a factor at present.

As of December 31, 2018, the Company has a cash balance of $1,209,301.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	December 31, 2018	December 31, 2017
Net cash used in operating activities	$(345,287)	$(3,562,306)
Net cash used in investing activities	(285,678)	(41,709)
Net cash used/provided in financing activities	(101,552)	5,371,457
Net (decrease) increase in cash	$(732,517)	$1,767,442

Net cash used in operating activities for the years ended December 31, 2018 and 2017 were $345,287 and $3,562,306 respectively. The decrease in net cash used in operations for the year ended December 31, 2018 was almost exclusively due to a more than $2 million increase in contract liabilities.

Net cash used in investing activities for the years ended December 31, 2018 and 2017 were $285,678 and $41,709, respectively representing an increase in investments in software development and lab equipment during 2018.

Net cash used in financing activities for the year ended December 31, 2018 was $101,552 and cash flows provided in the year ended December 31, 2017 was $5,371,457. Cash flows used in financing activities during 2018 were primarily attributable to repayments of existing notes and short-term credit facilities. Cash flows provided by financing activities during 2017 were primarily attributable to proceeds from the issuance of common stock, offset by repayments of existing notes and short-term credit facilities.

Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

After the 2017 raise, management eliminated all debt other than for normal course of business financing which reduced monthly obligations for interest payments, secured sufficient working capital for ongoing operations. The Company continues to be successful in closing business and establishing a backlog. Most importantly, the Company has been successful in increasing its working capital cushion after receiving proceeds of $1,650,000 in connection with warrant exercises during the first quarter of 2019 and has secured another $665,270 in further warrant exercises in subsequent quarters. The Company has also been successful in obtaining $1.25M in short-term loans to support the increasing backlog of business. These loans have allowed the Company to be more flexible in procurement of necessary components and staffing requirements.

Management now believes that these actions have alleviated the substantial doubt for the Company to continue as a going concern and will continue to grow its business and achieve profitability without the absolute requirement to raise additional capital for existing operations. Management will continue to evaluate these plans in future filings.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management implemented on January 1, 2019.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

BUSINESS

Overview

The Company, through its wholly owned subsidiaries DTI, operating under its brand name duostech™, and truevue360™, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business.

duostech

The mission of duostech is to develop, market and deploy disruptive technologies and systems that capture, process and present users with an unlimited number and types of data that provide our customers with a broad range of sophisticated intelligent technology solutions. With an emphasis on security, inspection and operations for critical infrastructure, we target a variety of industries including transportation, retail, law enforcement, oil, gas and utilities. Our technologies capture, process and present all data in real time. A further differentiator is that these technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our technologies have been verified by multiple government and private organizations including but not limited to, Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS) and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, a transportation research and testing organization (TTCI) and perhaps most significantly, they have been field tested and found relevant by our customers, which we believe is the chief reason for our substantial repeat business. Over the past several years, we have supplied funded prototypes of our technologies to verify technology and operating parameters.

truevue360

In January 2019, the Company launched a dedicated Artificial Intelligence program through its wholly-owned subsidiary True Vue 360, Inc., marketing its services and solutions under the brand name truevue360. The Company is committed to adding significant focus on the development, marketing and deployment of advanced convolutional neural network-based Artificial Intelligence (“AI”), Deep Machine Learning and Advanced Algorithms applications. While truevue360 will chiefly support DTI’s business growth, it will also develop and market its significant library of AI applications following a stand-alone business development strategy. Accordingly, our business is now operating in two equally important business units which complement each other and provide comprehensive turn-key, end-to-end, solutions to our customers.

Connected Intelligence

truevue360 has fully staffed its AI operation and completed:

•	The development of its full stack proprietary AI platform;
•	The development of its proprietary cloud services making the use of 3rd-party cloud services unnecessary;
•

The development of a “Gateway” platform technology which allows processing AI models i.e. algorithms at the edge, thereby significantly reducing the size of required broadband at the edge and increasing data processing speeds in an order of magnitude; and

•	Completed the development of 21 AI models/applications for the railcar inspection, consisting of over 30 algorithms.

Under a recently launched initiative, discussed in more detail below, duostech™ is in the process of developing 30+ additional aspect modules targeting an expanded detection scope of mechanical defects, using predominantly oblique image capture, which will be followed by truevue360 developing an additional 40+ AI railcar inspection models/applications between now and the end of the 2nd quarter of 2020.

Starting in January of 2020, we intend to market our AI platform and application developments to third parties.

duostech™

Over the past 10 years , duostech™ has developed an extensive suite of disruptive technologies, some of the most relevant of which are described below.

Intelligent Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually; a very labor intensive and inefficient process that only covers a select number of inspections points and can take up to 3 hours per train. It should be noted that approximately 50% of the rail industry’s operating costs are for maintenance, including 30% of the time trains spend in workshops resulting from manual failure diagnostics.

We invented, designed, deployed, and are currently marketing our intelligent Railcar Inspection Portal technology, intended to ultimately cover most, if not all, inspection points and reduce the in-yard dwell time to minutes per train. Our system combines high definition image and data capture technologies (developed by duostech) with our AI-based analytics applications (developed and maintained by truevue360) that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the ensuing yard; well ahead of the train(s) entering the yard. To date, we have successfully completed the development of 21 AI applications and are in the process of developing 44 additional applications scheduled to be completed by the end of Q2, 2020.

Over the past two years, several class 1 rail operators have ordered and are currently operating our rip technology with the ultimate objective to cause a change in federal rules that would allow replacement of the current manual inspection (in the yard) with a fully automated process. The Company is collaborating with certain industry professionals to pursue such regulatory rule changes and we believe that there will be broad acceptance of our technology as soon as a majority of required AI algorithm models are completed and tested.

Our rip system consists of a suite of sub-systems for the automated inspection of freight or transit railcars at high speeds. The combined technologies capture images and other relevant operating data from 360-degrees of each locomotive and railcar passing through our inspection portal. All data is processed and presented in real-time by our proprietary intelligent user interface, branded as centraco®.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

Mechanical anomalies are detected through a combination of remote visual inspections, utilizing the Company’s proprietary remote user interface which displays ultra-high definition images of a 360-degree view of each railcar, and by a growing number of the Company’s proprietary artificial intelligence (AI) based algorithms, discussed in more detail under truevue360™. The inspection portal is typically installed between two rail yards and the inspection takes place while the trains are traveling at speeds of up to 70 mph. Detections are reported to the respective rail yards well ahead of the train arrival at the yard.

An expanded version for speeds up to 120 mph with additional sensor technologies for the transit rail is currently under development in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

The following examples of automated detections are the result of the combination of our image capture technologies designed by duostech , with our AI-based analytics applications designed and maintained by truevue360. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings by CBP agents.

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development of additional sensor technologies, necessary to process AI-based analytics of targets not yet covered by its core railcar inspection applications.

The industry’s main objective is to replace the manual inspection process taking place inside rail yards with a fully automated process taking place before trains reach the respective rail yards. To that end, the Company, together with its rail partners, is seeking to effect changes to current FAA rules, an effort to which we are committed and believe will be successful and receive wide acceptance by the industry and regulators alike.

A recent article by the Canadian Financial Post, which followed CN’s announcement and demonstration of our first series of Railcar Inspection Portals deployed in Winnipeg, CAN, stated that: “CN Rail expects automation to save up to $400 million over next three years” and that “Artificial intelligence can inspect 120 cars in the same time it takes worker to check a single car.”

The following proprietary capture and sensor technologies are sold as stand-alone systems as well as sub-systems of the modular Railcar Inspection Portal system:

Vehicle Undercarriage Examiner (vue)

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 mph. We are developing an expanded version for speeds up to 120 mph, with additional sensor technologies for the transit rail in anticipation of market entry to the passenger railcar mechanical inspection in early 2020.

We are developing additional algorithms for an increasing number of automated detection of anomalies, which we believe once completed and successfully tested, may have a significant impact on our revenues. The next version upgrade is scheduled to be completed by the end of the first quarter of 2020.

Thermal Undercarriage Examiner (t-vue™)

Under a development award from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), the Company developed and deployed a prototype thermal undercarriage examiner during the latter part of 2018. The first commercial unit was purchased by CN and has been installed at the most recent rip deployment site at Trimble, TN. The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components, with the focus on locomotives. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the locomotive that are not possible to observe during static yard inspections.

The t-vue design is currently undergoing further design refinements and sensitivity adjustments before we will develop a series of AI-based algorithms for the classification and detection of anomalies. We believe this system represents a breakthrough in detection technologies.

Pantograph Inspection System (apis®)

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures. The Company is in the process of upgrading these technologies to add 3-D image capture and artificial intelligence-based automated detection capabilities. The prototype will be deployed at a transit location in Chicago, IL during the 1st quarter of 2020 and we expect to deploy commercial systems starting in the 3rd quarter of 2020.

Other proprietary technologies we have developed and are currently marketing to various verticals include:

Tunnel and Bridge Security

A suite of intelligent technologies-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

A suite of intelligent technologies-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

A suite of intelligent technologies-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities). The Company and most of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Transit Rail Platform Analytics (trackaware™)

We have completed a pilot (proof of concept) of our Platform Analytics tunnel and track intrusion technology concept deployed for the New York City Transit Authority (“NYCT”). The technology is designed to automatically detect objects fouling tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect. Field installation of the prototype has been completed and field testing employing our truevue360™ AI application has been conducted since mid-4th quarter of 2018 with near “0” false positive/negative episodes. The NYCT authority has delayed system-wide implementation, therefore we plan to market this product nationally to all transit authorities starting in early 2020.

Remote Bridge Operation

Proprietary system for remote control of draw bridges.

Multi-Layered Enterprise Command and Control Interface (centraco®)

This feature-rich intelligent user interface is at the core of all our systems and enables end users to connect to an unlimited number of operational sites from one central interface, the centraco Enterprise Command and Control Suite. A multi-layered command and control interface, designed to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•

Collection: Device management independently collects data from any number of disparate devices or sub-systems.

•

Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).

•

Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.

•

Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.

•

Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis. Features include mathematical, statistical and comparative data reporting as well as interoperability with 3rd-party databases. Reports are customized to the end user’s data formats and infrastructure.

•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

•

AutoCheck: The system pings each device connected to its wide area network and performs periodic functionality audits. A variable alert feature sends out error messages to an unlimited number of user-definable stakeholders in case any device does not perform to specifications.

Eagle Pass
central command
Select A Train
EaglePass
01/18/2013
Site: EaglePass
DateTime: Jan-18-2013 07:06:46
Avg Speed: 5.2 mph
Direction: South
Overall Status: 0/0
Car Count: 67
Train
Side A
#66 FXE 913767
#67 ATSF 169553
Side B
#67 ATSF 169553
#66 FXE 913767
#65 FXE 911846
Top
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553
Train Car List
#33 ATW 17718
#35 ATW 17252
#37 STSX 4676
#40 GATX 52596
#41 GATX 31268
#43 INEX 971369
#44 INEX 971343
#45 INEX 971176
#46 ENDX 32132
#47 ENDX 32161
#49 BNSF 781654
#51 AOK 182016
#53 ALY 602975
#54 FXE 930176
#55 TR 611033
#56 BNSF 545302
#57 BN 621599
#58 SOU 114323
#59 BN 621658
#60 SOU 114262
#61 SOU 114357
#62 BNSF 546292
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553

centraco® User Interface

Automated Logistics Information Systems (alis™)

We have completed the development and commercially deployed a proprietary intelligent system to automate security gate operations at nine (9) distribution centers owned and operated by a national retail chain. Leveraging our proprietary multi-layered Enterprise Command and Control Interface technology (centraco), the automation of gatehouse operations provides substantial improvements to the efficiency of distribution center traffic flow, resulting in the potential for significant return on investment to the customer. The Company initiated marketing this new technology to enterprise-level owners of distribution centers throughout the United States and beyond and expects to scale sales of this product line starting in early 2020.

Automated Gate Operation alis deployed at nine Kohl’s distribution centers

Intelligent Analytics Suite (praesidium®)

praesidium is an integrated suite of analytics applications which processes and analyzes data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria, rules in real time and automatically reports any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco, the Company’s enterprise information management suite, if and when an issue, event or performance anomaly is detected. The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

As listed on the Safetyact.gov website, the praesidium video analytics technology has received “Safety Act” designation from the US Department of Homeland Security. To our knowledge, we are one of only ten companies to have received this designation for video related solutions and praesidium is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals, including but not limited to, commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas, chemical and government.

Markets

Currently, our target market is North America and we expect to soon expand globally through strategic partnerships. Our customers are in the $60 billion North American Rail market, the $2 billion video analytics market and the $28.6 billion (projected to grow to $53 billion by 2024) enterprise information systems market. The addition of our dedicated AI subsidiary expands our target market by $9.5 billion by 2022 (Source: IDC). We originally implemented our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US/Mexican borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at critical border rail crossings. Over the last two years we have developed new systems based on this original technology to greatly expand our business by offering mission critical mechanical and safety inspection systems with the goal of improving operational efficiency. Many opportunities exist within this operating environment. Our initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds has had a significant positive impact on our revenue. Unlike trucks, barges and airlines; freight railroads operate almost exclusively on infrastructure that they own, build and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated June 2019, from 1980 to 2018 freight railroads alone reinvested approximately $685 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment. The AAR further reports that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,086 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America. Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

Patents and Trademarks

Since inception, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets. We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. As discussed in the risk factors section herein, we may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Patents

Trademarks

Specific Areas of Competition

Since inception, we have implemented a strategy of diversification to mitigate the potential vulnerabilities experienced by companies with a narrow business scope. We believe many public companies in the micro- and nano-cap ecosystem suffer major challenges due to their lack of diversification.

During the past several years, we have made considerable investments in, and have successfully developed, our two core technology platforms, praesidium® and centraco®.

praesidium is an open architecture, modular engine that manages an unlimited number of “back end” process and analytics frameworks. In addition to driving our own proprietary sensor and data analytics, this core technology also allows for the integration of an unlimited number of third-party technologies, systems and sub-systems. Third-party industry or task-specific processes are modularized and embedded into the praesidium® engine, thereby substantially expanding the functionality of such third-party system. While we believe most companies tailor their products and services to a specific industry, this core platform is “industry agnostic” which we believe will allow us to penetrate multiple industries. Our past and current concentration on specific target markets such as rail, retail, utilities, chemical, gas, oil and government has enabled us to test the markets with our innovative technology solutions.

We believe we are the first to develop the concept of an intelligent rail inspection portal used for comprehensive inspection of security threats and at this time we are unaware of any competitor in this sector. We believe our potential competitors in this area are currently focusing chiefly on the inspection of wheels, bearings, breaks and track alignment. We expect that any competitor interested in expanding their inspection technologies to the ones we have developed over the past four years would require at least 2-3 years of research and development before being able to produce similar systems for real time testing. We believe the testing cycle will take at least an additional year for potential competition. Similarly, the CBP (US Customs and Border Protection) and Union Pacific Railroad are using our systems as their only security inspection infrastructure at the US border.

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of both duostech and truevue360, as well as through strategic acquisitions.

Organic Growth duostech

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with additional features, and the development of new and enhanced technology applications. We plan to augment such growth with strategic relationships both in the business development and research development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements, as well as, potential geographical expansion into international territories. The launch of our AI software systems through our truevue360 subsidiary is another building block of this strategy.

Our immediately “Accessible Market” consists of a pipeline of identified targets for both, duostech’s suite of intelligent technologies and truevue360’s AI applications. Based on our current staffing, planned expansion of our resource pool for 2020, our currently developed and available suite of products and solutions, and our prospective customer database, we believe our immediate target market for duostech amounts to over $239 million.

Organic Growth truevue360™

truevue360’s immediate growth will mainly be driven by its already established library of rail applications and existing rail customers. Each of the most recent orders of rail inspection portals included an AI component of between 20 and 30 algorithms per customer per site, with a significant number of additional applications under development. It is expected that future orders will continue to include a significant component of algorithms i.e. AI applications.

Our AI applications are sold as a SaaS model and are priced per application/per site.

In addition to offering our AI modelling to our rail customers, we plan to offer services to our commercial /industrial customers in the following verticals:

•

Logistics companies

•

Oil & Gas

•

Commercial security

truevue360™ is currently developing a stand-alone marketing /business development initiative to pursue an expanded number of target markets. Additional verticals to be pursued as this unit expands include:

•

Automotive

•

Agriculture

•

Banking

•

Industrial

•

DOD/Government

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The acquisition metric includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include an extended national footprint of available manpower (predominantly technical and software engineering), and evaluating the potential acquisition target’s customer base, stage of technology and merger or acquisition cost as compared to market conditions.

Manufacturing and Assembly

The Company streamlines its manufacturing by outsourcing component manufacturing to qualified fabricators. On-site installations are performed using a combination of in-house project managers/engineers and specialist sub-contractors as necessary. We maintain responsibility for the system implementation, servicing and tech support for our solutions. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control of our engineers. If not manufactured internally, we generally rely on third party manufacturing partners to produce our hardware related components and hardware products and we may involve our internal manufacturing operations in the final assembly, testing and quality control processes for these components and products. We distribute most of our hardware products either from our facilities or partner facilities. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply or such sources are readily available.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and full-time contractors. Internal development allows us to maintain technical control over the design and development of our products. We have several United States and foreign patents and patent-pending applications that relate to various aspects of our products and technology. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings. We continue to increase our expenditures on R&D staffing in anticipation of the launch of our AI software systems through truevue360.

Properties

At this time, we do not own any real property. The Company has two operating lease agreements for office and warehouse space of approximately 12,708 square feet located in Jacksonville, Florida. On March 8, 2016, the current lease was amended commencing on May 1, 2016 and ending on October 31, 2021. Rental expense for the months of March 2016 through May 2016 were $0, followed by monthly rent of $14,816 (including operating cost and taxes) effective the month of June 2016. The rent is subject to an annual escalation of 3%, beginning May 1, 2017. The Company entered a new lease agreement of office and warehouse space on June 1, 2018 and ending May 31, 2021. This additional space allows for resource growth and engineering efforts for operations before deploying to the field.

Rental expense for the office lease during 2018 and 2017 was $209,389 and $174,878, respectively.

Legal Proceedings

On July 12, 2018 the Company filed an action against one of the Company’s vendors (the “Vendor”). The Vendor supplied a component that was subsequently determined by the Company’s engineering staff to not meet the stated criteria for implementation and did not meet the Vendor’s own stated technical specifications. Attempts to resolve the situation with the Vendor directly were not successful. On January 15, 2019, the Company elected to not pursue the case further due to cost of legal proceedings versus the likely recovery. Both companies have dismissed the claims against each other and the matter is now closed.

Other than the matter described above, to the best of management knowledge, there is no other action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Employees

We have a current staff of 75 employees of which 54 are full-time , the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We also have 11 contract staff based in Europe who are primarily focused on our AI software development. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, TrueVue360, a wholly owned subsidiary formed in July 2014 by Information Systems Associates also became a wholly owned subsidiary of the Company. Further, in connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc. Since January 2019, Truevue360, Inc. has been focused on the development and marketing of Artificial Intelligence applications.

DIRECTORS AND EXECUTIVE OFFICERS

As of the date of this prospectus, our directors and executive officers are as follows:

Name	Age	Position
Gianni B. Arcaini	71	Chairman, Chief Executive Officer and President
Adrian G. Goldfarb	62	Chief Financial Officer, Executive Vice President and Director
Connie L. Weeks	61	Chief Accounting Officer, Executive Vice President
Blair M Fonda	53	Director
Kenneth Ehrman	50	Director
Ned Mavrommatis	49	Director

Blair M. Fonda, Kenneth Ehrman and Ned Mavrommatis each serves as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each director serves for a one year term, or until his successor is duly elected and qualified or his earlier resignation, removal or disqualification. Mr. Ehrman serves as the Chairman of the Compensation Committee and Nominating and Corporate Governance Committee. Messrs. Fonda and Mavrommatis serve as Co-Chairs of the Audit Committee.

The business experience of each of our directors and executive officers for the following:

Gianni B. Arcaini, Age 71, Chairman, Chief Executive Officer and President

Mr. Arcaini has been the Chairman of the Board, Chief Executive Officer and President since April 1, 2015, and held the same positions with our subsidiary, Duos Technologies, Inc. since 2002. Prior to his involvement with Environmental Capital Holdings, Inc., a predecessor of the Company, Mr. Arcaini spent over 10 years in various executive capacities with Robex International, a joint venture of Royal Volker Stevin, Royal Bijenkorf and the Westland Utrecht Bank, ultimately acquiring the Robex International in a management buyout after having expanded its operations into the United States.

Mr. Arcaini completed his early education at a Jesuit Boarding school in Austria and Germany, and graduated from a state business school in Frankfurt, Germany. He is fluent in German, Dutch, Italian, Spanish and English.

The Board believes Mr. Arcaini has significant experience in the Company’s industry, a deep knowledge of our business and customers and contributes a perspective based on his many years of involvement with our company which will be of great value to the Company as it grows. Mr. Arcaini is also the visionary leader of the Company and is personally involved in creating the initial design of our technologies prior to implementation by our research and development teams.

Adrian G. Goldfarb, Age 62, Chief Financial Officer, Executive Vice President and Director

Mr. Goldfarb has served as a Director since April 2010. Effective July 1, 2012, he was appointed as President and Chief Financial Officer of Information Systems Associates, Inc., which merged with Duos Technologies, Inc in April 2015 upon which he agreed to continue serving the merged company, Duos Technologies Group, Inc., as Chief Financial Officer and Director. Mr. Goldfarb also currently serves as a non-Executive Chairman of Gelstat Corporation, a public company engaged in the development, manufacturing and marketing of homeopathic and natural supplements. Mr. Goldfarb is a 35-year technology industry veteran including more than 25 years in information technology. Mr. Goldfarb graduated “cum laude” with a business degree specializing in Finance from Rutgers University, Newark, NJ.

The Board believes Mr. Goldfarb’s significant experience in financial stewardship of small public companies will be of great value to the Company as it grows.

Connie L. Weeks, Age 61, Chief Financial Officer, Executive Vice President

Ms. Weeks has over 35 years of accounting experience and is responsible for all aspects of financial reporting, internal controls, and cash management. She has been a key member of the Company for over 30 years (including time spent at Environmental Capital Holdings, Inc., a predecessor of the Company) and has served as Chief Accounting Officer, Executive Vice President since April 1, 2018.

Blair M. Fonda, Age 53, Director

Mr. Fonda was appointed as a Director on May 3, 2017 and serves as Co-Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Governance Committee. Since 2013, Mr. Fonda has served as the Chief Financial Officer of Emergent Financial Partners (“EFP”). EFP is an accounting and consulting services firm which offers financial consulting services to businesses and organizations throughout the United States and the Caribbean Islands. From 2013 to 2016, Mr. Fonda was contracted through EFP to serve as the outside Chief Financial Officer of Mountainstar Capital Engagement, a private equity and commercial real estate company. From 2007 to 2013, Mr. Fonda served as the Vice President and Controller of the Hospitality Division of Gate Petroleum, an owner and operator of convenience stores, resorts, construction and real estate operations throughout the United States. Mr. Fonda has previously served as Controller for Enterprise Rent-a-Car. Mr. Fonda is a Certified Public Accountant (CPA).

The Board believes that Mr. Fonda’s education and background qualify him as a financial expert. He has extensive and directly applicable accounting experience qualifying him to serve as Chairman of the Audit Committee.

Kenneth Ehrman, Age 50, Director

Mr. Kenneth Ehrman joined the Board on January 29, 2019. Mr. Kenneth Ehrman currently serves as an independent consultant to several high-technology companies in supply chain/logistics and transportation. Mr. Ehrman advises technology companies focused on solutions for these industries and joins the Company with a strong background in technology. As an innovator in intelligent machine-to-machine (“M2M”) wireless technology and industrial applications of the Internet of Things (“IoT”), Mr. Ehrman has been awarded more than 20 patents in wireless communications, mobile data, asset tracking, power management, cargo and impact sensing, and connected car technology. Mr. Ehrman previously served as Chief Executive Officer of I.D. Systems, Inc. (“IDS”), a company he founded in 1993 as a Stanford University engineering student, pioneering the commercial use of radio frequency identification (“RFID”) technology for industrial asset management. Under Mr. Ehrman’s leadership, IDS began trading on the NASDAQ in 1999 and was named one of North America’s fastest growing technology companies by Deloitte in 2005, 2006, and 2012. During his tenure at IDS, Mr. Ehrman received multiple awards, including Deloitte Entrepreneur of the Year and Ground Support Worldwide Engineer/Innovator Leader. He also served on the Board of Financial Services, Inc. from 2012-2016 before it was successfully sold to a large financial software company.

The Board believes that Mr. Ehrmans’ extensive background working in technology makes him ideally qualified to help lead the Company towards continued growth.

Ned Mavrommatis, Age 49, Director

Mr. Ned Mavrommatis joined the Board on August 13, 2019. Mr. Mavrommatis has served as Chief Financial Officer of ID Systems, Inc. (“ID Systems”) since August 1999, as ID Systems’ Treasurer since June 2001, and as ID Systems’ Corporate Secretary since November 2003. Mr. Mavrommatis is also the Managing Director of ID Systems’ wholly-owned subsidiaries, I.D. Systems GmbH and I.D. Systems (UK) Ltd. Prior to joining ID Systems, Mr. Mavrommatis was a Senior Manager at the accounting firm of Eisner LLP (currently known as EisnerAmper LLP).

Mr. Mavrommatis received a Master of Business Administration in finance from New York University’s Leonard Stern School of Business and a Bachelor of Business Administration in accounting from Bernard M. Baruch College, The City University of New York. Mr. Mavrommatis is also a Certified Public Accountant.

The Board believes that Mr. Mavrommatis’ management experience, accounting expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors consists of five members: (1) Mr. Gianni B. Arcaini, (2) Mr. Blair M. Fonda, (3) Mr. Kenneth Ehrman, (4) Mr. Adrian G. Goldfarb, and (5) Ned Mavrommatis. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Blair M. Fonda, Kenneth Ehrman, and Ned Mavrommatis are all qualified as independent and do not have any material relationships with us that might interfere with their exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.duostech.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The members of each committee are Kenneth Ehrman, Ned Mavrommatis and Blair M. Fonda, all of whom are independent directors within the meaning of the Nasdaq Stock Market rules.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Our board has determined that both Mr. Fonda and Mr. Mavrommatis are currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Fonda and Mr. Mavrommatis serve as Co-Chairs on the Audit Committee.

Compensation Committee

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•

determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•

reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Mr. Ehrman serves as the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The responsibilities of the Corporate Governance and Nominating Committee include:

•	recommending to the board of director’s nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•

the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

Mr. Kenneth Ehrman serves as the Chairman of Nominating and Corporate Governance Committee.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock ($)	Options ($)		Other Comp. ($)		Total ($)

Gianni B. Arcaini,	2019	249,260	143,411	(1)	—	—		25,382	(3)	418,053
Chairman of the Board, Chief Executive Officer, President, Director (PEO)	2018	249,260	183,386	(1)	—	144,384	(2)	27,116	(4)	604,146

Adrian G. Goldfarb,	2019	180,250	—		—	—		7,500	(6)	187,750
Chief Financial Officer, EVP, Director (PFO)	2018	175,000	5,000		—	54,272	(5)	5,625	(6)	240,397

Connie L. Weeks,	2019	150,000	—		—	—		—		150,000
Chief Accounting Officer, EVP	2018	148,338	14,451		—	54,272	(7)	—		217,061

———————

(1)

Represents an amount equal to 1% of annual revenues to which Mr. Arcaini is entitled under the terms of his employment and taxes paid on the behalf of Mr. Arcaini for conversion of previously deferred compensation into common stock.

(2)

During the second quarter of 2018, 160,143 incentive stock options were issued to staff and Directors under the 2016 Equity Compensation plan. All the options have a $14.00 strike price. Option compensation is the fair market value of 50,358 options granted to Mr. Arcaini which are fully vested. The fair value of the incentive stock option grants for the year ended December 31, 2018 estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2019	2018
Risk free interest rate	—	2.59%
Expected term in years	—	2.5 – 2.76
Dividend yield	—	—
Volatility of common stock	—	197.13% - 207.27%
Estimated annual forfeitures	—	—

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

(3)	Comprised of $18,000 annual car allowance, and $7,382 in Company paid membership dues and subscriptions, respectively.
(4)	Comprised of $18,000 annual car allowance, $2,741 and $6,154 in Company paid membership dues and subscriptions, respectively.
(5)	Option compensation is the fair market value of 18,929 options granted to Mr. Goldfarb which are fully vested.
(6)	Comprised of $5,625 annual car allowance in 2018 and $7,500 annual car allowance in 2019.
(7)	Option compensation is the fair market value of 18,929 options granted to Ms. Weeks which are fully vested.

Outstanding Equity Awards at December 31, 2019

There were no outstanding equity awards to any of our Named Executive Officers as of December 31, 2019.

2016 Equity Incentive Plan

On March 11, 2016, the Board adopted, subject to the receipt of stockholder approval which was received on April 21, 2016, the 2016 Equity Incentive Plan (the “2016 Plan”) providing for the issuance of up to 16,327 shares of our common stock. The plan was subsequently modified with shareholder approval twice: on January 18, 2018 to increase the total maximum amount issuable under the plan to 178,572 shares of common stock and on July 31, 2019 to increase the total maximum amount issuable under the plan to 321,429. The purpose of the 2016 Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. As of September 30, 2019, 321,429 shares of common stock have been approved for issuance under the 2016 Plan of which 163,010 shares of common stock have been issued.

Director Compensation

Each independent director was entitled to receive $15,000 annually for service on our Board in 2019. In addition, Chairmen of committees are awarded an additional $5,000 annually in compensation in connection with their service in such capacity.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2019.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Blair Fonda (1)	10,000	—	10,000	—	—	—	20,000
Alfred J. (Fred) Mulder (2)	9,792	—	0	—	—	—	9,792
Kenneth Ehrman (3)	9,167	—	9,167	—	—	—	18,334
Ned Mavrommatis (4)	3,750	—	3,750	—	—	—	7,500

———————

(1)	Blair Fonda was appointed to the board on May 3, 2017 and currently serves as co-Chairman of the Audit Committee.
(2)	Fred Mulder resigned as of July 1, 2019.
(3)	Kenneth Ehrman was appointed to the board in January 2019 and assumed responsibility of Chairman of the Compensation Committee, and was not awarded any compensation in 2018.
(4)	Ned Mavrommatis was appointed to the board on August 13, 2019 and assumed the responsibility of Co-Chairman of the Audit Committee.
(5)

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables. The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Employment Agreement with Gianni B. Arcaini

On April 1, 2018, the Company entered into an employment agreement (the “Arcaini Employment Agreement”) with Gianni B. Arcaini, pursuant to which Mr. Arcaini serves as Chief Executive Office and Chairman of the Board of Directors of Duos Technologies Group, Inc. Under the Arcaini Employment Agreement, Mr. Arcaini is paid an annual salary of $249,260 and an annual car allowance of $18,000. In addition, as incentive-based compensation, Mr. Arcaini is entitled to 1% of annual gross revenues of the Company and its subsidiaries. The Arcaini Employment Agreement has an initial term through March 31, 2020, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term. The Arcaini Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to three years of base salary then in effect. The Arcaini Employment Agreement was approved by the Compensation Committee and it is anticipated that Mr. Arcaini’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control

Our employment agreement with Mr. Arcaini, our Chief Executive Officer, provides incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control.

Employment Agreement with Adrian G. Goldfarb

On April 1, 2018, the Company entered into an employment agreement (the “Goldfarb Employment Agreement”) with Adrian G. Goldfarb, pursuant to which Mr. Goldfarb serves as Chief Financial Officer, Executive Vice President and Director of Duos Technologies Group, Inc. Under the Goldfarb Employment Agreement, Mr. Goldfarb is paid an annual salary of $175,000 and an annual car allowance of $7,500. The Goldfarb Employment Agreement had an initial term through March 31, 2019, subject to renewal for successive one-year terms unless either party gives the other notice of that party’s election to not renew at least 60 days prior to the expiration of the then-current term. The Goldfarb Employment Agreement remains in effect through March 31, 2020. The Goldfarb Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect. The Goldfarb Employment Agreement was approved by the Compensation Committee and it is anticipated that Mr. Goldfarb’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control

The Goldfarb Employment Agreement provides for incremental compensation in the event of termination, as described herein. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon change in control.

Employment Agreement with Connie L. Weeks

On April 1, 2018, the Company entered into an employment agreement (the “Weeks Employment Agreement”) with Connie L. Weeks, pursuant to which Ms. Weeks serves as Chief Accounting Officer, and Executive Vice President of Duos Technologies Group, Inc. Under the Weeks Employment Agreement, Ms. Weeks is paid an annual salary of $131,000. The Weeks Employment Agreement had an initial term that extended through March 31, 2019, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other party at least 60 days prior to the expiration of the then-current term. The Weeks Employment Agreement remains in effect through March 31, 2020. The Weeks Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to two-years of base salary then in effect. The Weeks Employment Agreement was approved by the Compensation Committee and it is anticipated that Ms. Weeks’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control

The Weeks Employment Agreement provides for incremental compensation in the event of termination, as described herein. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon change in control.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of February 12, 2020, there are 1,981,569 shares of our common stock issued and outstanding. Our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of February 12, 2020, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The address of our directors and officers is c/o Duos Technology Group, Inc., at 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216.

Name and Address of Beneficial Owner(1)	Outstanding Common Stock(2)	Percentage of Ownership of Common Stock(3)
5% Beneficial Shareholders
Bleichroeder LP 1345 Avenue of the Americas, 48th Floor New York, NY 10105 (4)	330,358	17.40%
Alpha Capital Anstalt Lettstrasse 32, FL-9490 Vaduz Furstentums, Liechtenstein	147,363	7.44%
AIGH Capital Management 6006 Berkeley Avenue Baltimore MD 21209 (5)	85,735	4.33%
Pessin Family Holdings 500 Fifth Avenue, Suite 2240 New York, NY 10110 (6)	191,101	9.99%
Catalysis Partners, LLC 610 Main Street Venice, CA 90291 (7)	125,329	6.33%

Officers and Directors
Gianni B. Arcaini(8)	177,040	8.94%
Adrian G. Goldfarb(9)	39,182	1.98%
Ned Mavrommatis(10)	10,000	*
Blair M. Fonda(11)	11,063	*
Kenneth Ehrman(12)	15,867	*
Connie L. Weeks(13)	18,929	*

Officers and Directors as a Group (6 persons)	272,081	13.74%

———————

*Denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13D-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(2)	The shares in the table have been listed in accordance with 13-G filings made by the individual investors.
(3)

The percentages in the table have been calculated based on treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

(4)

Bleichroeder LP (Bleichroeder), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of the shares. The  shares includes 285,715 shares of Common Stock and 44,644 shares of Common Stock issuable upon exercise of warrants. Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd.,a Cayman Islands company for which Bleichroeder acts as investment adviser, may be deemed to beneficially own 260,162 of these 330,358 shares. 21 April Fund, LP, a Delaware limited partnership for which Bleichroeder acts as an investment adviser, may be deemed to beneficially own 70,196 of these 330,358 shares.

(5)

AIGH LP’s General Partner and president of AIGH LLC is Mr. Orin Hirschman. These 85,735 shares beneficially owned by Mr. Hirschman excludes warrants to purchase 142,858 shares of common stock not exercisable because the reporting person’s beneficial ownership is above 4.99%.

(6)

Consists of (i) 44,672 shares of common stock owned by Norman H. Pessin, (ii) 71,429 shares of Common Stock owned by Sandra F. Pessin, and (iii) 75,000 shares of Common Stock owned by Brian L. Pessin and iv 1705 shares of Series B Preferred Stock, convertible into 243,572 shares of common stock. However, the aggregate number of shares of Common Stock into which the Series B Preferred Stock is convertible and which they have the right to acquire beneficial ownership, is limited to the number of shares of Common Stock that, together with all other shares of Common Stock beneficially owned , does not exceed 9.99% of the total outstanding shares of Common Stock.

(7)

Consists of (i) 111,043 shares of common stock and (ii) 14,286 shares of common stock issuable upon exercise of warrants to purchase Common Stock held by Catalysis Partners LLC, of which Francis Capital Management, LLC is the investment manager and general partner. John Francis is the Managing Member of Francis Capital Management LLC.

(8)

Mr. Arcaini has voting and investment control of the following shares: 50,039 shares of common stock, 50,039 warrants to purchase shares of common stock with an exercise price of $14.00 per share which are currently exercisable and 50,358 options to purchase common stock with an exercise price of $1 4 .00 per share which are currently exercisable; 9,590 shares of common stock held in the name of Robex International, Inc., a Florida corporation in which Mr. Arcaini owns 95% and has sole dispositive voting power over such shares; 8,492 shares of common stock and 8,492 warrants to purchase common stock with an exercise price of $14.00 per share which are currently exercisable; and 34 shares of common stock currently held in his wife’s name.

(9)

Mr. Goldfarb owns 4,640 shares of common stock, 12,799 warrants to purchase shares of common stock with an exercise price of $9.10, 2,430 warrants to purchase shares of Common Stock with an exercise price of $14.00 per share and, 1,023 warrants to purchase shares of common stock with an exercise price of $132.30 per share all of which are currently exercisable and 18,929 options to purchase common stock with an exercise price of $14.00 per share which are currently exercisable.

(10)	Includes 2,725 shares of common stock.
(11)

Blair Fonda is a Director and serves as Audit Committee Chairman. Includes 462 shares of common stock and options to purchase 4,286 shares of common stock with an exercise price of $14.00 per share which are currently exercisable.

(12)	Kenneth Ehrman was granted 8,572 options to purchase shares common stock with an exercise price of $14.00 per share. None of these options are vested and currently are not exercisable by Mr. Ehrman.
(13)	Includes 18,929 options to purchase shares of common stock with an exercise price of $14.00 granted to Ms. Weeks which are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012 the Company entered into independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida limited liability company, owned by our Chief Technology Officer, David Ponevac. Pursuant to the Services Agreement, Luceon will provide DUOS with support services, including management, coordination and software development services.

The Company entered into an agreement with 21 April Fund LP on September 25, 2019 whereby the related party loaned the Company an aggregate principal amount of $267,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 11,920 shares of the Company’s common stock at a price of $7.70 per share.

The Company entered into an agreement with 21April Fund LP on September 25, 2019 whereby the related party loaned the Company the principal aggregate in the amount of $733,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 32,724 shares of the Company’s common stock at a price of $7.70 per share.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our articles of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share and 500,000,000 shares are common stock, $0.001 par value per share.

On January 17, 2020, we effected a 1-for-14 reverse stock split of our outstanding common stock, which caused our then outstanding common stock to decrease from 27,714,277 to 1,980,085 shares while keeping our authorized capitalization unchanged.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, $0.001 par value per share. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders.

Series A Convertible Preferred Stock

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock.

As of February 12, 2020, we have no shares of Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series B Convertible Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote, subject to beneficial ownership limitations.

As of December 31, 2019, there are 1,705 shares of Series B Convertible Preferred Stock issued and outstanding.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. As of February 12, 2020, we have 1,981,569 shares of common stock issued and outstanding.

Each share of common stock has one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of February 12, 2020, there are warrants outstanding to purchase 1,521,250 shares of our common stock of which none are subject to full ratchet price protection on the exercise price potentially increasing the total number of common shares issuable upon exercise. The warrants are exercisable for a term of five years with a weighted average exercise price of $8.78.

Underwriters’ Warrants

The underwriters’ warrants will be exercisable at any time, and from time to time, in whole or in part, during the three-year period commencing six months from the effective date of the registration statement at a per share exercise price equal to 150% of the public offering price per share of common stock in the offering.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

The underwriters’ warrants and underlying shares are included in this prospectus.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc. is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement dated February 12, 2020 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	945,000
The Benchmark Company, LLC	405,000
Total	1,350,000

The underwriters are committed to purchase all the shares offered by us, other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of common stock (equal to 15% of the common stock sold in the offering) in any combination thereof, at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If this option is exercised in full, the total price to the public will be $9,315,000 and the total net proceeds, before expenses, to us will be $8,569,800.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$6.00	$8,100,000	$9,315,000
Underwriting discount (7.5%)	$0.45	$607,500	$698,625
Non-accountable expense allowance (0.5%)(1)	$0.03	$40,500	$46,575
Proceeds, before expenses, to us	$5.52	$7,452,000	$8,569,800

———————

(1)	We have agreed to pay a non-accountable expense allowance to the representative equal to 0.5% of the gross proceeds received in this offering.

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession not in excess of $0.24 per share. If all of the shares offered by us are not sold at the public offering price, the representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed to pay certain expenses of the representative relating to the offering, including: (a) fees, expenses and disbursements relating to background checks of our officers and directors, in an aggregate amount not to exceed $5,000; (b) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, up to $3,000; (c) $29,500 for fees and expenses for the underwriters’ use of book-building, prospectus tracking and compliance software for this offering; (d) the fees and expenses of the representative’s legal counsel, up to $75,000; and (e) up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We have paid an advance of $10,000 to the representative, which will be applied against actual out-of-pocket accountable expenses and reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $492,000.

Underwriters’ Warrants

We have also agreed to issue to the representative or its designees, at the closing of this offering, warrants (the “Underwriters’ Warrants”) to purchase 67,500 shares of common stock (5% of the number of shares sold in the offering, excluding the over-allotment option). The Underwriters’ Warrants will be exercisable at any time and from time to time, in whole or in part, during a three year period commencing six months from the effective date of this offering. The Underwriters’ Warrants will be exercisable at a price equal to 150% of the public offering price per share. The Underwriters’ Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative or its permitted assignees under this Rule 5110(g)(1) shall not sell, transfer, assign, pledge or hypothecate the Underwriters’ Warrants, nor engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriters’ Warrants, for a period of 180 days from the effective date of the offering, except that they may be assigned, in whole or in part, as specifically set forth in the underwriting agreement. The Underwriters’ Warrants will provide for cashless exercise and customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110, and the number of shares underlying the Underwriters’ Warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the Underwriters’ Warrants will provide for a one-time demand registration right and unlimited piggyback rights.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors have agreed, subject to limited exceptions, without the prior written consent of the representative not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days from the date of this prospectus.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of 12 months from the consummation of this offering, to act as sole investment banker, book-runner and/or placement agent, at the representative’s sole discretion, for each and every future public and private equity offering, including all equity linked financings (each, a “Subject Transaction”), during such 12 month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates have in the past and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received or may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Lucosky Brookman LLP. Sichenzia Ross Ference LLP is acting as counsel to the underwriters in connection with certain legal matters relating to this offering.

EXPERTS

Our consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Such reports and other information may be accessed at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. The registration statement may be accessed at the SEC’s website.

DUOS TECHNOLOGIES GROUP, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Duos Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and net cash used in operations of $1,580,887 and $345,287 respectively in 2018 and had a working capital deficit, an accumulated deficit and a stockholders’ deficit of $469,082, $30,269,833 and $170,985 respectively at December 31, 2018. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2013

Boca Raton, Florida

April 12, 2019, except as to footnote 17, to which the date is January 24, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash	$1,209,301	$1,941,818
Accounts receivable, net	1,538,793	298,304
Contract assets	1,208,604	423,793
Prepaid expenses and other current assets	235,198	90,923
Total Current Assets	4,191,896	2,754,838

Property and equipment, net	204,226	65,362

OTHER ASSETS:
Software Development Costs, net	40,000	—
Patents and trademarks, net	53,871	45,978
Total Other Assets	93,871	45,978
TOTAL ASSETS	$4,489,993	$2,866,178

(Continued)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,416,716	$812,618
Accounts payable - related parties	13,473	12,598
Notes payable - financing agreements	48,330	49,657
Notes payable - related parties	—	9,078
Line of credit	31,201	34,513
Payroll taxes payable	317,573	149,448
Accrued expenses	222,328	497,277
Contract liabilities	2,248,829	200,410
Deferred revenue	362,528	438,907
Total Current Liabilities	4,660,978	2,204,506

Notes payable - related party	—	39,137
Total Liabilities	4,660,978	2,243,643

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $88.20 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 2,830 issued and outstanding at December 31, 2018 and December 31, 2017, convertible into common stock at $7.00 per share	2,830,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,505,883 and 1,475,561 shares issued, 1,505,426 and 1,475,327 shares outstanding at December 31, 2018 and December 31, 2017, respectively	1,506	1,476
Additional paid-in capital	27,416,801	26,628,005
Total stock & paid-in-capital	30,248,307	29,459,481
Accumulated deficit	(30,269,833)	(28,688,946)
Sub-total	(21,526)	770,535
Less: Treasury stock (457 and 235 shares of common stock at December 31, 2018 and 2017, respectively)	(149,459)	(148,000)
Total Stockholders' Equity (Deficit)	(170,985)	622,535

Total Liabilities and Stockholders' Equity (Deficit)	$4,489,993	$2,866,178

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2018	2017

REVENUES:
Project	$10,753,926	$1,884,079
Maintenance and technical support	1,170,215	1,127,932
IT asset management services	124,478	872,577

Total Revenues	12,048,619	3,884,588

COST OF REVENUES:
Project	6,373,684	1,487,516
Maintenance and technical support	409,316	458,960
IT asset management services	61,396	348,076

Total Cost of Revenues	6,844,396	2,294,552

GROSS PROFIT	5,204,223	1,590,036

OPERATING EXPENSES:
Selling and marketing expenses	289,140	179,318
Salaries, wages and contract labor	4,299,799	3,098,782
Research and development	488,694	310,099
Professional fees	245,033	393,531
General and administrative expenses	1,451,461	1,051,799

Total Operating Expenses	6,774,127	5,033,529

INCOME (LOSS) FROM OPERATIONS	(1,569,904)	(3,443,493)

OTHER INCOME (EXPENSES):
Interest Expense	(17,180)	(4,519,035)
Gain on settlement of debt	—	64,647
Warrant derivative gain	—	2,743,686
Other income, net	6,197	1,719

Total Other Income (Expense)	(10,983)	(1,708,983)

NET INCOME (LOSS)	(1,580,887)	(5,152,477)

Series A preferred stock dividends	—	(17,760)

Net income (loss) applicable to common stock	$(1,580,887)	$(5,170,237)

Basic Net Income (Loss) Per Share	$(1.06)	$(20.07)
Diluted Net Income(Loss) Per Share	$(1.06)	$(20.07)

Weighted Average Shares-Basic	1,485,438	257,600
Weighted Average Shares-Diluted	1,485,438	257,600

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2018 and 2017

	Series B				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	Stock	Total
Balance December 31, 2016	—	$—	135,144	$135	$18,143,386	$(23,518,709)	$(148,000)	$(5,523,188)

Common stock issued for settlement of accounts payable	—	—	25,689	26	214,074	—	—	215,000
Promissory notes settled by issuance of common stock	—	—	124,403	124	947,142	—	—	947,267
Issuance of origination shares (JMJ)	—	—	107,143	107	749,893	—	—	750,000
Officer salary settled for common stock	—	—	50,039	50	699,888	—	—	700,543
Series A preferred stock dividends	—	—	—	—	—	(17,760)	—	(17,760)
Issuance of common stock	—	—	1,033,143	1033	7,230,957	—	—	7,232,000
Warrant liability extinguished	—	—	—	—	95,760	—	—	95,760
Stock issuance costs	—	—	—	—	(1,454,610)	—	—	(1,454,610)
Series B convertible preferred stock issued for cash	1,000	1,000,000	—	—	—	—	—	1,000,000
Series B convertible preferred stock issued for debt conversion	1,830	1,830,000	—	—	—	—	—	1,830,000
Net Loss for the year ended December 31, 2017	—	—	—	—	—	(5,152,477)	—	(5,152,477)
Balance December 31, 2017	2,830	$2,830,000	1,475,561	$1,475	$26,628,005	$(28,688,946)	$(148,000)	$622,535

Common stock issued for services	—	—	3,729	4	73,704	—	—	73,708
Stock options granted to employees	—	—	—	—	447,826	—	—	447,826
Common stock issued for warrants exercised	—	—	21,429	21	194,979	—	—	195,000
Common stock issued for conversion of salary	—	—	5,164	5	72,287	—	—	72,292
Acquisition of stock	—	—	—	—	—	—	(1,459)	(1,459)
Net Loss for the year ended December 31, 2018	—	—	—	—	—	$(1,580,887)	—	(1,580,887)
Balance December 31, 2018	2,830	$2,830,000	1,505,883	$1,505	$27,416,801	$(30,269,833)	$(149,459)	$(170,985)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2018	2017
Cash from operating activities:
Net loss	$(1,580,887)	$(5,152,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98,922	48,283
Gain on settlement of debt	—	(64,647)
Stock issued per origination fee	—	750,000
Stock option expense	447,826	—
Amortization of debt discounts	—	2,724,389
Initial fair value of warrant liability	—	735,347
Warrant derivative gain	—	(2,743,686)
Changes in assets and liabilities:
Accounts receivable	(1,240,489)	(41,315)
Contract assets	(784,811)	52,880
Prepaid expenses and other current assets	97,964	263,827
Accounts payable	604,096	184,829
Accounts payable-related party	875	(27,538)
Payroll taxes payable	168,125	(295,028)
Accrued expenses	(128,948)	258,307
Contract liabilities	2,048,419	(19,215)
Deferred revenue	(76,379)	(236,262)
Net cash used in operating activities	(345,287)	(3,562,306)

Cash flows from investing activities:
Software development costs	(60,000)	—
Purchase of patents/trademarks	(13,285)	—
Purchase of fixed assets	(212,393)	(41,709)
Net cash used in investing activities	(285,678)	(41,709)

Cash flows from financing activities:
Repayments of line of credit	(3,312)	(3,506)
Repayments of related party notes	(48,215)	(432,527)
Repayments of insurance and equipment financing	(243,566)	—
Repayments of notes payable	—	(1,766,250)
Repayments of series A convertible stock	—	(319,680)
Repurchase of common stock	(1,459)	—
Proceeds from series B preferred stock	—	1,000,000
Proceeds from common stock, net	—	5,777,390
Proceeds from warrants exercised	195,000	—
Repayments from financing agreements	—	(217,470)
Proceeds of notes payable	—	1,333,500
Net cash (used in) provided by financing activities	(101,552)	5,371,457

Net (decrease) increase in cash	(732,517)	1,767,442
Cash, beginning of year	1,941,818	174,376
Cash, end of year	$1,209,301	$1,941,818

(Continued)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended
	December 31,
	2018	2017
Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,411	$126,975
Tax paid	$—	$—

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$73,708	$—
Common stock issued for accounts payable	$—	$215,000
Common stock issued for related party notes payable	$—	$95,000
Common stock issued for loans and convertible notes	$—	$2,424,371
Common stock issued for accrued interest and penalties	$—	$257,895
Common stock issued for accrued officer salary	$72,292	$700,543
Accrued interest forgiven related to note payable settlement	$—	$20,697
Accrued dividends	$—	$17,760
Debt discount related to notes payable	$—	$1,571,250
Note issued for financing of insurance premiums	$242,239	$220,760

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (“Company”), through its operating subsidiary Duos Technologies, Inc. (“duostech”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through strategic acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

ISA’s original business of IT Asset Management (ITAM) services for large data centers is now operated as a division of the Company that continues its sales efforts through large strategic partners. ISA developed a methodology for the efficient data collection of assets contained within large data centers and was awarded a patent in 2010 for specific methods to collect and audit data.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

All share and per share amounts have been presented to give retroactive effect to a 1-for-35 reverse-stock split that occurred in May 2017.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, duostech and TrueVue 360, Inc. All inter-company transactions and balances are eliminated in consolidation.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent. There were no cash equivalents at December 31, 2018 or 2017.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of December 31, 2018, and 2017, balance in one financial institution exceeded federally insured limits by $1,007,029 and $1,724,594, respectively.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2018, two customers accounted for 50% and 33% of revenues. For the year ended December 31, 2017, three customers accounted for 22%, 20% and 18% of revenues.

At December 31, 2018, two customers accounted for 58% and 34% of accounts receivable. At December 31, 2017, four customers accounted for 42%, 17%, 13% and 11% of accounts receivable.

The two customers that make up the concentration of Credit Risk are both large companies with established businesses. One is the third largest retailer in the United States and is a Fortune 200 company. The other is one of the largest of seven Class 1 railroads and operates in both Canada and the United States.

Geographic Concentration

Approximately 53% and 4.35% of revenue in 2018 and 2017, respectively, is generated from customers outside of the United States.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Accrual of Legal Costs Associated with Loss Contingencies

The Company expenses legal costs associated with loss contingencies, as incurred.

Product Warranties

The Company has a 90 day warranty period for materials and labor after final acceptance of all projects. If any parts are defective they are replaced under our vendor warranty which is usually 12-36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2018 and 2017, the warranty costs have been de-minimis; therefore no accrual of warranty reserves has been made.

Loan Costs

Loan costs paid to lenders or third-parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns Liabilities

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Project Revenue

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-89, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations; satisfaction of a performance obligation creates revenue; and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized for sales of systems and services over time using cost-based input methods, in which significant judgement is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligations is satisfied.

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have three distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and support services; and

c.

Professional services related to auditing of data center assets.

2.

We currently operate in North America including the USA, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed-price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than 1 year in duration and are typically three to nine months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Transfer of goods and services are over time.

Quantitative:

For the Year Ended December 31, 2018

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets
North America	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

Major Goods and Service Lines
Turnkey Projects	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Maintenance & Support	1,047,686	3,045	41,604	77,880	—	—	1,170,215
Data Center Auditing Services	—	—	—	—	—	124,478	124,478
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$1,2048,619

Timing of Revenue Recognition
Goods transferred over time	$6,378,927	$3,520,919	$20,022	$437,585	$396,473	$—	$10,753,926
Services transferred over time	1,047,686	3,045	41,604	77,880	—	124,478	1,294,693
	$7,426,613	$3,523,964	$61,626	$515,465	$396,473	$124,478	$12,048,619

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2018 and 2017, there were no advertising costs.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

The Company accounts for non-employee stock-based compensation in accordance with ASC 505-50-25, “Equity Based Payments to Non-Employees,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to non-employees based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2018, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2016, 2017 and 2018 remain open for potential audit.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2018 and 2017, there were an aggregate of 1,793,753 and 1,801,167 outstanding warrants to purchase shares of common stock respectively; 160,143 and 0 incentive stock options to purchase shares of common stock at December 31, 2018 and 2017 respectively; and at December 31, 2018 and 2017, 404,286 common shares were issuable upon conversion of Series B convertible preferred stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management currently does not plan to early adopt this guidance and is evaluating the potential impact of this guidance on the consolidated financial statements as well as transition methods.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management currently does not plan to early adopt this guidance and is evaluating the potential impact of this guidance on the consolidated financial statements as well as transition methods.

NOTE 2 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $1,580,887 in 2018. During the same period, cash used in operating activities was $345,287. The working capital deficit, accumulated deficit and stockholders’ deficit as of December 31, 2018 was $469,082, $30,269,833 and $170,985, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, drive significant additional revenue and become profitable.

Management believes that the Company has reached the point where anticipated profitable operations from current backlog in the final quarter of the year will allow continuation as a going concern for a period of at least twelve months from the date these financial statements have been issued. The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered services. If the Company is unable to complete on some of its revenue producing opportunities in the near term, the ability to continue as a going concern based on management’s assessment may be impacted.

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability without the requirement to raise additional capital for existing operations although such additional capital is expected in the near future (see Note 16). Ultimately the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above which was put in place in 2018 and will continue in 2019 and beyond. As a result, we expect to generate sufficient revenue and to attain profitable operations with minimal cash use in the next 12 months. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2018 and 2017:

	2018	2017
Accounts receivable	$1,538,793	$298,304
Allowance for doubtful accounts	—	—
	$1,538,793	$298,304

There was bad debt expense related to accounts receivable of $0 in 2018 and 2017.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2018 and 2017:

	2018	2017
Furniture, fixtures and equipment	$1,074,976	$862,582
Less: Accumulated depreciation	(870,750)	(797,220)
	$204,226	$65,362

Total depreciation in 2018 and 2017 was $73,530 and $42,838, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	2018	2017
Patents and trademarks	$280,490	$267,205
Less: Accumulated amortization	(226,619)	(221,227)
	$53,871	$45,978

Total amortization of patents in 2018 and 2017 was $5,392 and $5,445, respectively.

NOTE 6 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third-party and had passed the preliminary project stage prior to capitalization.

	2018	2017
Software development costs	$60,000	$—
Less: Accumulated amortization	(20,000)	—
	$40,000	$—

Total amortization of patents in 2018 and 2017 was $20,000 and zero, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 7 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$25,066	9.29%	$25,075	10.30%
Third Party - Insurance Note 2	8,501	10.75%	11,679	10.00%
Third Party - Insurance Note 3	14,763	10.25%	12,903	9.24%
Total	$48,330		$49,657

The Company entered into an agreement on December 23, 2017 with its insurance provider by executing a $25,075 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 10.30% payable in monthly installments of principal and interest totaling $2,234 through October 23, 2018. The Company renewed the insurance policy by executing a $25,066 note payable with an annual interest rate of 9.29% payable in monthly installments of principal and interest totaling $2,172. The balance of Insurance Note 1 as of December 31, 2018 and December 31, 2017 was $25,066 and $25,075, respectively.

The Company entered into an agreement on September 15, 2018 renewing with its insurance provider by executing a $15,810 note payable (Insurance Note 2), secured by that policy, with an annual interest rate of 10.75% payable in monthly installments of principal and interest totaling $1,660 through July 15, 2019. At December 31, 2018 and December 31, 2017, the balance of Insurance Note 2 was $8,501 and $11,679, respectively.

The Company entered into an agreement on April 15, 2017 with its insurance provider by executing a $49,000 note payable (Insurance Note 3) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.24% payable in monthly installments of principal and interest totaling $4,373 through February 15, 2018. The policy renewed on April 15, 2018 in the amount of $49,000 with an annual interest rate of 10.25% payable in monthly installments of principal and interest totaling $4,378. At December 31, 2018 and December 31, 2017, the balance of Insurance Note 4 was $14,763 and $12,903, respectively.

Notes Payable - Related Parties

The Company’s notes payable to related parties classified as current liabilities consist of the following as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
Notes Payable	Principal	Interest	Principal	Interest
CEO	$—		$9,078	8%
Sub-total current portion	—		9,078
Add long-term portion-CEO	—		39,137
Total	$—		$48,215

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO. The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022. On January 5, 2018, the Company repaid the loan in full from the funds received in November 2017 as a result of a capital raise. As of December 31, 2018, and December 31, 2017, the outstanding balance was zero and $48,215, respectively.

NOTE 8 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed to future borrowing. The balance as of December 31, 2018 and 2017, was $31,201 and $34,513, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is the Prime Rate plus 8% (12% at December 31, 2018). The former CEO of ISA is the personal guarantor.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 9 – CONTRACT ACCOUNTING

Contract Assets

Contract assets on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2018 and 2017, contract assets on uncompleted contracts consisted of the following:

	2018	2017
Costs and estimated earnings recognized	$4,273,057	$1,613,731
Less: Billings or cash received	(3,064,453)	(1,189,938)
Contract Assets	$1,208,604	$423,793

Contract Liabilities

Contract liabilities on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2018 and 2017, contract liabilities on uncompleted contracts consisted of the following:

	2018	2017
Billings and/or cash receipts on uncompleted contracts	$8,563,241	$573,847
Less: Costs and estimated earnings recognized	(6,314,412)	(373,437)
Contract Liabilities	$2,248,829	$200,410

NOTE 10 – DEFERRED COMPENSATION

As of December 31, 2018, and 2017, the Company has accrued $169,136 and $304,203, respectively, of deferred compensation relating to the individual agreements, which are included in the accompanying consolidated balance sheet in accrued expenses.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next year. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2018 and 2017 was $9,485 and $12,320, respectively.

	Year Ended December 31,
	2018	2017
Purchase Power/FP Mailing	$195	$369
Coffee Perks/A. Antique Coffee Services	310	382
Canon	8,980	11,569
Total Operating Leases rent expense	$9,485	$12,230

The Company has an operating lease agreement, through the former parent, for office space located in Jacksonville, Florida that expired on April 30, 2016. On March 8, 2016, the former parent executed an amendment to the current lease with a start date of May 1, 2016 and ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017. The Company entered a new lease agreement of office and warehouse space on June 1, 2018 and ending May 31, 2021. This additional space allows for resource growth and engineering efforts for operations before deploying to the field.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Minimum rent payments under these leases are recognized on a straight-line basis over the term of the leases. The current monthly lease payment is $20,177. Rental expense for the office lease during 2018 and 2017 was $209,389 and $174,878, respectively.

The following is a schedule of future minimum lease payments for non-cancelable operating leases are as follows:

2019	$233,658
2020	235,019
2021	212,471
Total	$681,148

Delinquent Payroll Taxes Payable

As of the date hereof, the Company has paid its payroll taxes in full and the Company had appealed the IRS penalty payments for a reduction which was under review. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. At December 31, 2018, the payroll taxes payable balance of $317,573 includes accrued late fees in the amount of $123,572. The Company has started making monthly payments in the amount of $15,000 starting in July 2018 to pay down the accrued late fees.

Licensing Agreement

The Company has entered into a new software license and configuration services agreement with a third-party vendor. The annual support and maintenance fees of approximately $300,000 include support and updates to the vendor’s Gateway software and customer access to their services (including web application, mobile application, and associated APIs) for gateway configuration, gateway monitoring and management, application configuration, application management, and automatic model updates.

The Company has also entered into a SaaS Agreement with the same vendor that is an Amazon AWS-hosted software service enabling the automation of visual observation tasks using deep convolutional neural networks and other computer vision techniques. It consists of a public API, web application, iPhone application, and associated backend services. The system supports the labeling of example image data, the automatic building of classification, detection, localization, measuring and counting applications based on the labeled example data, and the run-time deployment of the trained application models.

NOTE 12 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2018 and 2017 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduces the current federal income tax rate to 21% from 34%. The rate reduction is effective January 1, 2018, and is permanent.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2017, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2018 and 2017 were as follows:

	Years Ended December 31,
	2018	2017
Income tax benefit at U.S. statutory rate of 21% in 2018 and 34% in 2017	$(331,986)	$(1,751,842)
State income taxes	(56,912)	(185,489)
Non-deductible expenses	110,165	551,235
Effect of change in federal statutory rate to 21%	—	490,618
Change in valuation allowance	278,733	895,478
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2018 and 2017 were as follows:

	December 31,
	2018	2017
Deferred Tax Assets:
Net operating loss carryforward	$4,653,240	$4,357,876
Intangible assets	80,472	97,103
	4,733,712	4,454,979
Valuation allowance	(4,733,712)	(4,454,979)
Net deferred tax assets	$—	$—

The gross operating loss carryforward was approximately $18,915,611 and $17,715,000 at December 31, 2018 and 2017, respectively. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2018 and 2017 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $278,733 in 2018.

The potential tax benefit arising from the net operating loss carryforward of $4,357,876 from the period prior to Act’s effective date will expire in 2037. The potential tax benefit arising from the net operating loss carryforward of $295,364 from the period following to the Act’s effective date can be carried forward indefinitely within the annual usage limitations.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitations as a result of ownership or business changes that may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards. If necessary, the deferred tax assets will be reduced by any carryforward that may not be utilized or expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2018, 2017 and 2016 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 13 – SERIES A REDEEMABLE CONVERTIBLE CUMLATIVE PREFERRED STOCK

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. In September through October 2016, the Company sold 29,600 shares of Series A Convertible Preferred Stock for cash proceeds equal to the stated value of $296,000. Accrued cumulative dividends during 2017 was $17,760 and $5,920 during 2016. The total redeemed on November 24, 2017 was for a total of $319,680.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Rank. The Series A Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $10 per share (the “Stated Value”).

Conversion. Each share of the Series A Preferred is convertible into shares of our common stock at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $88.20 (the “Conversion Price”). In the event the Company undertakes a registered offering; the holder may elect to convert at the terms of that offering for a period of 30 days after the offering is closed after which only the conversion terms described above will be available. In all cases, any conversion rights will always be tied to the price of the Company’s stock. (see “Certain Adjustments” below).

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series A Preferred then outstanding shall be entitled to receive, out of assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value plus any accrued and unpaid dividends as of the date of such Liquidation Event.

Voting Rights. Holders of Series A Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote. In addition, as long as the Series A Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series A Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series A Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends. Each share of Series A Convertible Preferred Stock shall be entitled to receive, an annual 8% dividend. Such dividend will be accrued and be paid either as part of conversion to common stock where such dividend will be converted at the same rate or on redemption at the end of three years. The holders of shares of the Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at an annual rate of eight percent (8%) of the Stated Value (the “Dividend Rate”). Such dividends on shares of Series A shall be cumulative from the date such shares are issued, whether or not in any period there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when as, and if declared by the Board of Directors, on April 10, July 10, October 10, and January 10 in each year (each a “Dividend Payment Date”_ to holders of record as of March 31, June 30, September 30 and December 31 in each year (the “Record Date”). Cumulative dividends shall always accrue a compounded rate equal to the Dividend Rate and shall accrue from and including the date of issuance of such shares to and including a Dividend Payment Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

Certain Adjustments. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

Redemption. The holder has the right to request redemption of the Series A Preferred Stock after a period of three years in an amount equal to the Stated Value plus accrued and unpaid dividends.

The Series A convertible preferred stock has been reflected as temporary equity at its redemption value on the accompanying consolidated balance sheet because of its redemption feature.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Preferred Stock Letter Agreements”) with holders of the Company’s Series A Preferred Stock (the “Preferred Holders”) for repayment of an aggregate amount of $319,680. All Series A holders were repaid in full and no stock or warrants were issued.

NOTE 14 – STOCKHOLDERS’ EQUITY (DEFICIT)

2016 Equity Plan

On March 11, 2016, the Board adopted the plan and the shareholders approved the plan during the annual shareholders meeting on April 21, 2016. On May 27, 2016, the Company filed a registration statement for the securities planned to be issued under the plan which became effective at that date.

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of up to 16,327 shares of our common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. In March 2018, the Board of Directors approved an increase in the total amount of shares or share equivalents that could be issued under the plan to 178,572.

On April 23, 2018, the Company issued a total of 160,143 incentive stock options to certain employees and directors under the plan.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 158,419 shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are eleven identified employees (including two executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Preferred”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. When issued, the shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) which included the issuance of 2,830 shares of Series B Convertible Preferred Stock worth $2,830,000 (including the conversion of liabilities at a price of $1,000 per Class B Unit. As of the date hereof, there are 2,830 shares of Series B Convertible Preferred Stock issued and outstanding.

Common stock issued

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 1,171,652 shares of common stock, 1,575,911 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Convertible Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $7.00 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $9.10, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-fourth (24th) month anniversary of the Private Offering. In connection with the Private Offering, there are 1,339,728 shares of common stock issued and outstanding, 2,830 shares of Series B Convertible Preferred Stock issued, and outstanding and 1,560,998 common stock purchase warrants issued and outstanding.

Common stock issued for services and settlements

During the first quarter of 2017, the Company issued 208 shares of common stock for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $15,000.

The Company issued 482 shares of common stock during the third quarter of 2017 for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $25,000. These shares were issued in November 2017.

The Company issued 25,000 shares of common stock on November 24, 2017 for legal fees in the amount of $175,000.

The Company issued 3,730 shares of common stock on January 31, 2018 for payment of board fees to three directors in the amount of $73,708 for services to the Board.

The Company issued 21,429 shares of common stock on September 30, 2018 for the exercise of 21,429 warrants by a shareholder at $9.10 per share or $195,000.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

The Company issued 5,164 shares of common stock on December 31, 2018 to an employee in exchange for deferred salary at $14.00 per share or $72,292.

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A”. For shareholders who invested in previous private placements, the Company was offering on a case by case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A. In December of 2017, the Company redeemed all of the Series A and continues to hold 235 shares purchased for $148,000 as a part of the original transaction. In December 2018, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value. The Company purchased 84 shares at $7.00 per share and 140 shares at $6.30 per share. Accordingly, as of December 31, 2018, and 2017, the Company held 457 and 235 shares of Company stock at an aggregate value of $149,459, and $148,000 respectively.

NOTE 15 – COMMON STOCK OPTIONS AND WARRANTS

Options

2018

During the second quarter of 2018, 160,143 incentive stock options were issued to staff and Directors under the 2016 Equity Compensation plan.

The fair value of the incentive stock option grants for the year ended December 31, 2018 estimated using the following weighted- average assumptions:

	For the Years Ended December 31,
	2018	2017
Risk free interest rate	2.59%	—
Expected term in years	2.5 – 2.76	—
Dividend yield	—	—
Volatility of common stock	197.13% - 207.27%	—
Estimated annual forfeitures	—	—

Warrants

2018

During the third quarter of 2018, a shareholder exercised 21,429 warrants in the amount of $195,000.

During the fourth quarter of 2018, the Board approved the issuance of warrants to purchase 35,444 shares of the Company’s Common Stock to six shareholders.

2017

During the first quarter of 2017, 13,921 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement. During the same period, 27 warrants expired.

During the second quarter of 2017, 4,254 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

During the third quarter of 2017, 3,866 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

During the fourth quarter of 2017, 1,033,143 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement, 603,728 warrants were issued for debt/services and 157,591 warrants were issued to the Placement Agent. During the same period, 30,934 warrants were cancelled.

	Number of Warrants	Weighted Avg. Exercise Price	Remaining Contractual Life (Years)
Outstanding at December 31, 2016	15,626	$117.60	4.6
Warrants expired, forfeited or cancelled	(30,961)	3,268.30
Warrants issued with debt, debt modifications or services	783,358	9.10	4.6
Warrants issued	1,033,143	—
Outstanding at December 31, 2017	1,801,066	9.10	4.9

Warrants expired, forfeited, cancelled or exercised	(21,429)		3.9
Warrants issued	35,444	9.10	4.9
Outstanding at December 31, 2018	1,815,181	9.52	3.9
Exercisable at end of period	1,815,181	$9.24	3.9

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments and warrants, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, certain warrants that were issued as a part of a bridge financing in 2017 were initially recorded as a liability at fair value and were revalued at fair value at each reporting date in 2017, including the period ending December 31, 2017. As of November 2017, the company had issued 30,934 warrants in connection with a debt financing of $2,105,263. The warrants were for a five-year term and were exercisable initially at $73.50 per share and carried a re-pricing feature in the event that the stock price declined prior to repayment of the underlying debt instrument. These warrants were cancelled as agreed with the investor as part of the Private Offering.

The Company re-calculated the estimated fair values of the liabilities for warrant derivative instruments at March 31, June 30, September 30 and November 24, 2017 and at the warrant issuance dates of January 25, 2017 through August 22, 2017 with the Black Scholes Pricing Model (“BSM”) option pricing model and Monte Carlo simulations using the closing prices of the Company’s common stock ranging from $14.70 to $122.50 and the ranges for volatility, expected term and risk-free interest indicated below that follows (BSM inputs only). The Monte Carlo simulations were used to determine a range of expected volatilities and the implied volatility used was determined with a correlation to the highest probability results from that simulation. Thus, for the year ended December 31, 2017, the Company recognized a gain from the change in derivative liability of $2,743,686 included in the statement of operations under Other Income (Expense), Warrant Derivative Gain related to these warrant derivative instruments.

BSM Inputs
Warrants
	During the year ending December 31, 2018	During the year ending December 31, 2017
Expected Volatility	—	37% to 144%
Expected Remaining Term	—	4.07 years to 5.00 years
Risk Free Interest Rate	—	1.80% to 2.13%

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 17 – SUBSEQUENT EVENTS

On January 29, 2019, the Board of Directors appointed a new independent director and Chairman of the Compensation Committee. As a result of the appointment, the new director was granted 8,572 stock options at $14.00 strike vesting in 1-year.

On March 14, 2019, the Company entered into an agreement with two current shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 71,429 and 35,417 shares, respectively, to reduce the exercise price of these warrants to $7.70 from the original exercise price of $9.10 based on immediate exercise. Both shareholders exercised these warrants on March 15, 2019 for proceeds to the Company of $1,650,000.

On March 29, 2019, the Company entered into an agreement with a current shareholder to reduce the exercise price of warrants to purchase shares of common stock the shareholder held to $7.70 from the original exercise price of $9.10 based on the immediate exercise of these 48,899 warrants. The deal which was completed on April 1, 2019 for a total amount of $376,520.

On April 1, 2019, an employee resigned from the Company who had previously been granted 14,286 stock options. As a result of the resignation, all of the options were cancelled.

On April 3, 2019, the Company entered into an agreement with the surviving spouse of a shareholder to purchase 115 shares of common stock at fair the market value of $10.36 per share.

On January 9, 2020 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for -14. The reverse stock split was effective as of January 17, 2020. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the effects of the reverse stock split.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$767,339	$1,209,301
Accounts receivable, net	1,413,983	1,538,793
Contract assets	1,586,138	1,208,604
Prepaid expenses and other current assets	258,596	235,198

Total Current Assets	4,026,056	4,191,896

Property and equipment, net	323,111	204,226
Operating lease right of use asset	509,958	—

OTHER ASSETS:
Software Development Costs, net	25,000	40,000
Patents and trademarks, net	61,440	53,871
Total Other Assets	86,440	93,871

TOTAL ASSETS	$4,945,565	$4,489,993

 (Continued)

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	September 30,	December 31,
	2019	2018
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$1,859,249	$1,416,716
Accounts payable - related parties	12,791	13,473
Notes payable - financing agreements	58,947	48,330
Notes payable - related parties, net of discounts	856,372	—
Notes payable, net of discounts	256,250	—
Line of credit	28,512	31,201
Payroll taxes payable	122,453	317,573
Accrued expenses	250,132	222,328
Current portion-finance lease payable	43,669	—
Current portion-operating lease obligations	241,000	—
Contract liabilities	1,107,742	2,248,829
Deferred revenue	489,062	362,528

Total Current Liabilities	5,326,179	4,660,978

Finance lease payable	48,408
Operating lease obligations	293,415	—

Total Liabilities	5,668,002	4,660,978

Commitments and Contingencies (Note 6)

STOCKHOLDERS' DEFICIT:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at September 30, 2019 and December 31, 2018, convertible into common stock at $88.20 per share	—	—
Series B convertible cumulative preferred stock, $1,000 stated value per share, 15,000 shares designated; 2,080 and 2,830 issued and outstanding at September 30, 2019 and December 31, 2018, convertible into common stock at $7.00 per share	2,080,000	2,830,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,926,071 and 1,505,883 shares issued, 1,924,748 and 1,505,426 shares outstanding at September 30, 2019 and December 31, 2018, respectively	1,926	1,505
Additional paid-in capital	30,672,613	27,416,802
Total stock & paid-in-capital	32,754,539	30,248,307
Accumulated deficit	(33,319,524)	(30,269,833)
Sub-total	(564,985)	(21,526)
Less: Treasury stock (1,324 and 457 shares of common stock at September 30, 2019 and December 31, 2018, respectively)	(157,452)	(149,459)
Total Stockholders' Deficit	(722,437)	(170,985)

Total Liabilities and Stockholders' Deficit	$4,945,565	$4,489,993

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

REVENUES:
Project	$1,921,306	$4,731,106	$6,954,062	$8,516,812
Maintenance and technical support	229,008	371,110	701,552	881,004
IT asset management services	48,087	—	240,673	92,386

Total Revenues	2,198,401	5,102,216	7,896,287	9,490,202

COST OF REVENUES:
Project	984,805	2,684,785	4,045,448	5,079,455
Maintenance and technical support	158,785	89,077	420,451	300,593
IT asset management services	29,352	—	99,686	47,989

Total Cost of Revenues	1,172,942	2,773,862	4,565,585	5,428,037

GROSS PROFIT	1,025,459	2,328,354	3,330,702	4,062,165

OPERATING EXPENSES:
Selling and marketing expenses	98,311	73,468	336,433	189,092
Salaries, wages and contract labor	1,438,608	1,072,029	4,045,689	3,153,138
Research and development	97,273	122,755	328,403	401,116
Professional fees	43,903	63,878	188,876	187,679
General and administrative expenses	479,265	359,991	1,465,918	864,969

Total Operating Expenses	2,157,360	1,692,121	6,365,319	4,795,994

INCOME (LOSS) FROM OPERATIONS	(1,131,901)	636,233	(3,034,617)	(733,829)

OTHER INCOME (EXPENSES):
Interest Expense	(12,783)	(4,589)	(19,095)	(14,755)
Other income, net	615	981	4,021	3,742

Total Other Income (Expense)	(12,168)	(3,608)	(15,074)	(11,013)

NET INCOME (LOSS)	(1,144,069)	632,625	(3,049,691)	(744,842)

Net loss applicable to common stock	$(1,144,069)	$632,625	$(3,049,691)	$(744,842)

Basic Net Income (Loss) Per Share	$(0.63)	$0.43	$(1.78)	$(0.50)
Diluted Net Income (Loss) Per Share	$(0.63)	$0.34	$(1.78)	$(0.50)

Weighted Average Shares-Basic	1,817,289	1,482,318	1,715,480	1,480,297
Weighted Average Shares-Diluted	1,817,289	1,886,604	1,715,480	1,480,297

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2018 and 2019

	Preferred Stock		Common Stock		Additional
	# of		# of		Paid-in-	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2017	2,830	$2,830,000	1,475,561	$1,475	$26,628,006	$(28,688,946)	$(148,000)	622,535

Common stock issued for services	—	—	3,730	4	73,704	—	—	73,708
Net Loss for the three months ended March 31, 2018	—	—	—	—	—	$(743,104)	—	(743,104)
Balance March 31, 2018	2,830	$2,830,000	1,478,648	$1,479	$26,701,710	$(29,432,050)	$(148,000)	$(46,861)

Stock options granted to employees	—	—	—	—	403,070	—	—	403,070
Net Loss for the three months ended June 30, 2018	—	—	—	—	—	$(634,363)	—	(634,363)
Balance June 30, 2018	2,830	$2,830,000	1,479,291	$1,479	$27,104,780	$(30,066,413)	$(148,000)	$(278,154)

Commons stock issued for warrants exercised	—	—	21,429	21	194,979	—	—	195,000
Net income for the three months ended September 30, 2018	—	—	—	—	—	$632,625	—	632,625
Balance September 30, 2018	2,830	$2,830,000	1,500,720	$1,500	$27,299,759	$(29,433,788)	$(148,000)	$549,471

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2018 and 2019

	Preferred Stock		Common Stock		Additional
	# of		# of		Paid-in-	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance December 31, 2018	2,830	$2,830,000	1,505,882	$1,505	$27,416,802	$(30,269,833)	$(149,459)	$(170,985)

Commons stock issued for warrants exercised	—	—	214,286	214	1,649,786	—	—	1,650,000
Stock options granted to employees	—	—	—	—	21,892	—	—	21,892
Net Income for the three months ended March 31, 2019	—	—	—	—	—	44,169	—	44,169
Balance March 31, 2019	2,830	$2,830,000	1,720,168	$1,720	$29,088,479	$(30,225,664)	$(149,459)	1,545,076

Commons stock issued for warrants exercised	—	—	76,634	77	513,943	—	0	514,020
Stock Repurchase	—	—	—	—	—	—	(1,151)	(1,151)
Stock options granted to employees	—	—	—	—	6,241	—	—	6,241
Stock issuance cost	—	—	—	—	(10,000)	—	—	(10,000)
Net loss for the three months ended June 30, 2019	—	—	—	—	—	(1,949,791)	—	(1,949,791)
Balance June 30, 2019	2,830	$2,830,000	1,796,802	$1,797	$29,598,663	$(32,175,455)	$(150,610)	$104,395

Commons stock issued for warrants exercised	—	—	19,643	20	151,230	—	—	151,250
Series B preferred converted to common stock	(750)	(750,000)	107,143	107	749,893	—	—	—
Stock options granted to employees	—	—	—	—	6,884	—	—	6,884
Common stock issued for services	—	—	2,484	2	19,164	—	—	19,166
Debt discount from warrants issued with promissory note	—	—	—	—	146,779	—	—	146,779
Stock Repurchase	—	—	—	—	—	—	(6,842)	(6,842)
Net loss for the three months ended September 30, 2019	—	—	—	—	—	(1,144,069)	—	(1,144,069)
Balance September 30, 2019	2,080	$2,080,000	1,926,072	$1,926	$30,672,613	$(33,319,524)	$(157,452)	$(722,437)

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2019	2018
Cash from operating activities:
Net loss	$(3,049,691)	$(744,842)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	136,108	71,318
Stock based compensation	35,017	403,070
Interest expense related to debt discounts	9,401	—
Changes in assets and liabilities:
Accounts receivable	124,810	(1,093,143)
Contract assets	379,136	76,228
Prepaid expenses and other current assets	(562,263)	58,934
Operating lease right of use asset	(509,958)	—
Accounts payable	461,701	168,692
Related payable-related party	(682)	875
Payroll taxes payable	(195,120)	50,671
Accrued expenses	27,804	17,523
Operating lease obligation	534,415	—
Contract liabilities	(1,141,088)	1,057,747
Deferred revenue	126,534	(159,532)
Net cash used in operating activities	(3,623,876)	(92,459)

Cash flows from investing activities:
Software development costs	—	(60,000)
Purchase of patents/trademarks	(11,595)	(5,500)
Purchase of fixed assets	(133,039)	(157,804)
Net cash used in investing activities	(144,634)	(223,304)

Cash flows from financing activities:
Repurchase of common stock	(7,993)	—
Repayments of line of credit	(2,689)	(2,997)
Repayments of related party notes	(80,000)	(48,215)
Issuance cost	(10,000)	—
Repayments of insurance and equipment financing	(207,187)	(197,792)
Payments of financial lease	(10,851)	—
Proceeds from notes payable-related parties	1,080,000	—
Proceeds from notes payable	250,000	—
Proceeds from warrants exercised	2,315,268	195,000
Net cash provided by (used in) financing activities	3,326,548	(54,004)

Net decrease in cash	(441,962)	(369,767)
Cash, beginning of period	1,209,301	1,941,818
Cash, end of period	767,339	1,572,051

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,728	$7,411

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$19,166	$73,708
Note issued for financing of insurance premiums	$217,804	$217,173
Debt discount on Notes issued	$12,500	$—
Note issued for equipment financing lease	$102,928	$—

See accompanying notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “duostech Group”), through its operating subsidiaries, Duos Technologies, Inc. (“duostech”) and TrueVue360, Inc (“TrueVue360”, duostech Group and duostech, collectively the “Company”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, retail, law enforcement, oil, gas and utilities sectors. In January 2019, the Company launched a dedicated Artificial Intelligence software platform, truevue360™, through its subsidiary TrueVue360 with the objective of focusing the Company’s advanced intelligent technologies in the areas of Artificial Intelligent, Deep Machine Learning and Advance Algorithms to further support our business growth. Consequently, our business operations are now in three business units: intelligent technologies, AI/machine learning platforms and IT asset management.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through accretive acquisitions. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, commercial, petrochemical, government, and banking sectors. The Company also offers professional and consulting services for large data centers.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2019 are not indicative of the results that may be expected for the year ending December 31, 2019 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2019.

Principles of Consolidation

The consolidated financial statements include duostech Group and its wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc. All inter-company transactions and balances are eliminated in consolidation.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of September 30, 2019, balance in one financial institution exceeded federally insured limits by approximately $490,005.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the nine months ended September 30, 2019, two customers accounted for 66%, and 14% of revenues. For the nine months ended September 30, 2018, two customers accounted for 47% and 36% of revenues.

At September 30, 2019, four customers accounted for 32%, 23%, 17% and 13% of accounts receivable. At December 31, 2018, two customers accounted for 58% and 34% of accounts receivable.

Geographic Concentration

Approximately 69% of revenue is generated from two customers outside of the United States.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At September 30, 2019, there was an aggregate of 1,521,571 outstanding warrants to purchase shares of common stock. At September 30, 2019, there was an aggregate of 163,010 shares of employee stock options to purchase shares of common stock. Also, at September 30, 2019, 297,143 common shares were issuable upon conversion of Series B convertible preferred stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

Revenue Recognition

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations; satisfaction of a performance obligation creates revenue; and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized for sales of systems and services over time using cost-based input methods, in which significant judgement is required to evaluate assumptions including the amount of net contract revenues and the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligations are satisfied.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Segment Information

The Company operates in one reportable segment.

Stock Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management implemented this standard on January 1, 2019.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company will be evaluating the impact this standard will have on the Company’s financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LIQUIDITY

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss of $3,049,691 for the nine months ended September 30, 2019. During the same period, cash used in operating activities was $3,623,876. The working capital deficit and accumulated deficit as of September 30, 2019 were $1,300,123 and $33,319,524 respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to a capital raise which was completed in late 2017 (the “2017 Offering”). Prior to this event, the Company was carrying significant debt obligations including a senior secured note with cash interest payments. The Company recently secured two short-term, unsecured loans for a total of $1,262,500.

After the 2017 Offering, management paid down all debt which eliminated monthly obligations for interest payments other than for normal course of business financing, secured sufficient working capital for ongoing operations and was successful in closing business and establishing a backlog such that we were breakeven or profitable in two of the last four quarters excluding the current quarter. The Company has been successful in increasing its ongoing working capital upon realizing proceeds of $2,315,268 from the exercise of certain warrants. Further, the Company continues to be successful in identifying, closing and executing large contracts in the Freight railroad industry. We expect to receive a substantial order in the fourth quarter from an existing client which will substantially boost our cash reserves in the short term.

Management continues to believe that we have alleviated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations other than encouraging early conversions of cash warrants. Ultimately, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate sufficient revenue and to attain consistently profitable operations. Additionally, the Company expects potential further warrant exercises, in addition to potential capital raises of its equity or debt securities, though no guarantees can be made with respect to the foregoing. Management will continue to evaluate these plans in future filings.

NOTE 3 – SOFTWARE DEVELOPMENT COSTS

At September 30, 2019 and December 31, 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third-party and had passed the preliminary project stage prior to capitalization.

Software development costs consisted of the following at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Software Development Costs	$60,000	$60,000
Less: Accumulated amortization	(35,000)	(20,000)
Total	$25,000	$40,000

Amortization expense of software development costs for the nine months ended September 30, 2019 and 2018 was $15,000 and $15,000, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

NOTE 4 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	September 30, 2019		December 31, 2018
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$—	9.29%	$25,066	9.29%
Third Party - Insurance Note 2	15,844	6.36%	8,501	10.25%
Third Party - Insurance Note 3	—	10.75%	14,763	10.75%
Third Party - Insurance Note 4	43,103	6.36%	—	—
Total	$58,947		$48,330

The Company entered into an agreement on December 23, 2018 with its insurance provider by issuing a $25,066 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 9.29% payable in monthly installments of principal and interest totaling $2,172 through September 23, 2019. The balance of Insurance Note 1 as of September 30, 2019 and December 31, 2018 was zero and $25,066, respectively.

The Company entered into an agreement on April 15, 2018 with its insurance provider by issuing a $49,000 note payable (Insurance Note 2) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 10.25% payable in monthly installments of principal and interest totaling $4,378 through February 15, 2019. The policy renewed on April 15, 2019 in the amount of $51,940 with an annual interest rate of 6.36% payable in monthly installments of principal and interest totaling $5,326. At September 30, 2019 and December 31, 2018, the balance of Insurance Note 2 was $15,844 and $8,501, respectively.

The Company entered into an agreement on September 15, 2018 renewing with its insurance provider by issuing a $15,810 note payable (Insurance Note 3), secured by that policy, with an annual interest rate of 10.75% payable in monthly installments of principal and interest totaling $1,660 through July 15, 2019. At September 30, 2019 and December 31, 2018, the balance of Insurance Note 3 was zero and $14,763, respectively.

The Company entered into an agreement on February 3, 2018 with its insurance provider by issuing a $127,561 note payable (Insurance Note 4) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 8.80% payable in monthly installments of principal and interest totaling $13,276 through November 3, 2018. The policy renewed on February 3, 2019 in the amount of $141,058 with an annual interest rate of 6.36% payable in monthly installments of principal and interest totaling $14,520. At September 30, 2019 and December 31, 2018, the balance of Insurance Note 4 was $43,103 and zero, respectively.

Notes Payable – Related Parties

	September 30, 2019		December 31, 2018
Payable To	Principal	Interest	Principal	Interest*

Related party	$267,000	3%	—	—
Related party	733,000	3%	—	—
Total	1,000,000		—
Less unamortized discounts	(143,628)		—
Total, net	$856,372		$—

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company an aggregate principal amount of $267,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 11,920 shares of the Company’s common stock at a price of $7.70 per share. The balance of this note as of September 30, 2019 was $267,000.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the principal aggregate in the amount of $733,000, pursuant to a note, repayable on June 25, 2020. The note carries an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 32,724 shares of the Company’s common stock at a price of $7.70 per share. The balance of this note as of September 30, 2019 was $733,000.

The Company determined the relative fair value between the note and the warrants on the issue date utilizing the Bi-nominal Lattice Pricing Model for the warrants. As a result, the Company allocated $146,779 to the warrants and was recorded as a debt discount with an offset to additional paid in capital in the accompanying consolidated financial statements. The fair value pricing model used the following assumptions; stock price $7.00, warrant exercise price $7.70 expected term of 5 years, expected volatility of 86% and discount rate of 1.609%.

For the nine months ended September 30, 2019, the Company recorded $3,151 for amortization of the debt discount discussed above to interest expense in the accompanying consolidated financial statements.

The Company entered into an agreement with a related party on August 29, 2019 whereby the related party loaned the Company an aggregate principal amount of $80,000. The note carries an annual percentage rate of 8% which was repaid on September 25, 2019 in addition to $456 in accrued interest.

Notes Payable

	September 30, 2019		December 31, 2018
Payable To	Principal	Interest	Principal	Interest*

Shareholder	$262,500		$—	—
Less unamortized discounts	(6,250)		—
Total, net	$256,250		$—

The Company entered into an agreement on August 12, 2019 with a shareholder by executing a short-term $262,500 note repayable on November 11, 2019. The note was issued with a 5% original issue discount and the company received a net amount of $250,000. No other consideration was given. The balance of the note as of September 30, 2019 was $256,250.

NOTE 5 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed to future borrowing. The balance as of September 30, 2019 and December 31, 2018, was $28,512 and $31,201, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is 11.75% at September 30, 2019. The former CEO of ISA is the personal guarantor.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Delinquent Payroll Taxes Payable

As of the date hereof, the Company has paid its payroll taxes in full. However, the Company had previously appealed to the IRS for a reduction of penalty payments assessed for the late payment of payroll taxes. The IRS has since responded, and the Company will be required to repay the penalties in connection with the delinquent payroll taxes. Beginning in July 2018, the Company has made monthly payments in the amount of $15,000 in order to pay down the accrued late fees. At September 30, 2019, the payroll taxes payable balance of $122,453 includes accrued late fees in the amount of $33,572.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Licensing Agreement

The Company has entered into a new software license and configuration services agreement with a third-party vendor. The annual support and maintenance fees of approximately $300,000 include support and updates to the vendor’s Gateway software and customer access to their services (including web application, mobile application, and associated APIs) for gateway configuration, gateway monitoring and management, application configuration, application management, and automatic model updates.

The Company has also entered into a SaaS Agreement with the same vendor that is an Amazon AWS-hosted software service enabling the automation of visual observation tasks using deep convolutional neural networks and other computer vision techniques. It consists of a public API, web application, iPhone application, and associated backend services. The system supports the labeling of example image data, the automatic building of classification, detection, localization, measuring and counting applications based on the labeled example data, and the run-time deployment of the trained application models.

Finance Lease

At September 30, 2019, future minimum lease payments due under Finance Lease is as follows:

As of September 30,	Amount
2019	$9,270
2020	37,080
2021	37.080
2022	27,811
Total minimum financial lease payments	$111,241
Less: interest	(19,164)
Total lease liability at September 30, 2019	$92,077
Less: current portion of Finance Lease	(43,669)
Long Term portion of Finance Lease	$48,408

Operating Lease Obligations

The Company has two operating lease agreements for office and warehouse space of approximately 12,708 square feet located in Jacksonville, Florida. On April 1, 2019, the Company increased the office square feet from 8,308 to 10,203 office space. The Company now has a total of office and warehouse space of approximately 14,603 square feet. The current lease was amended on May 1, 2016 and again on April 1, 2019 and ends on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017. The Company entered a new lease agreement of office and warehouse space on June 1, 2018 and ending May 31, 2021.

At September 30, 2019, future minimum lease payments due under Operating Leases are as follows:

As of September 30,	Amount
2019	$76,353
2020	279,997
2021	213,568
Total minimum financial lease payments	$569,918
Less: interest	(35,503)
Total lease liability at September 30, 2019	$534,415
Less: current portion of Operating Leases	(241,000)
Long Term portion of Operating Leases	$293,415

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”), which requires all leases with a term greater than 12 months to be recognized on the balance sheet, while lease expenses would continue to be recognized in the statement of operations in a manner similar to current accounting guidance. We adopted ASU 2016-02 effective January 1, 2019, on a modified retrospective basis, without adjusting comparative periods presented. Effective January 1, 2019, the Company established a right-of-use model (ROU) asset and operating lease liability in the amount of $597,103. The right of use asset balance at September 30, 2019 was $509,958, the operating lease liability – current portion was $241,000 and the operating lease liability – long term portion was $293,415. This is the Company’s only lease whose term is greater than 12 months. The adoption of ASU 2016-02 did not materially affect our consolidated statement of operations or our consolidated statements of cash flows. We made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and to recognize all lease payments for leases with a term greater than 12 months on a straight-line basis over the lease term in our consolidated statements of operations.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common stock issued for exercise of warrants

During the first quarter of 2019, the Company entered into an agreement with two shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 214,286 shares, to reduce the exercise price of these warrants to $7.70 from the original exercise price of $9.10 based on immediate exercise. Both shareholders exercised these warrants in March 2019 for proceeds to the Company of $1,650,000. The Company also accepted warrant exercises in the second quarter of 2019 from three additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 66,756 shares. The exercise price of these warrants was also lowered to $7.70 from the original exercise price of $9.10 based on immediate exercise for further proceeds to the Company of $514,020. Further, during the second quarter of 2019, the Company issued 9,878 shares of common stock upon the cashless exercise of 46,571 common stock warrants. Additionally, the Company also accepted warrant exercises in the third quarter of 2019 from two additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 19,643 shares of common stock for proceeds to the Company in the amount of $151,250.

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the nine months ended September 30, 2019, was $35,017 for stock options granted to employees and directors. This expense is included in selling, general and administrative expenses in the unaudited consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At September 30, 2019, the total compensation cost for stock options not yet recognized was $39,155. This cost will be recognized over the remaining vesting term of the options of approximately one year.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Employee Stock Options

A maximum of 178,572 shares were made available for grant under the 2016 Plan, as amended, and all outstanding options under the Plan provide a cashless exercise feature. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, at their sole discretion. The aggregate number of shares with respect to which options or stock awards may be granted under the 2016 Plan and the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a stock dividend, stock split, reverse stock split, recapitalization or similar event. As of September 30, 2019, and December 31, 2018, options to purchase 163,010 shares of common stock and 160,143 shares of common stock were outstanding under the 2016 Plan, respectively.

The Company has no expired employee stock options under the 2016 Plan at September 30, 2019.

	September 30, 2019
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2018	160,152	$14.00
Granted	17,144	$14.00
Exercised	—	$—
Forfeited	(14,286)	$14.00
Expired	—	$—
Outstanding at September 30, 2019	163,010	$14.00
Exercisable at September 30, 2019	145,858	$14.00

Outstanding
Weighted average remaining contractual term		3.82
Aggregate intrinsic value		$—
Weighted average grant date fair value (per share)		$2.94

Exercisable
Weighted average remaining contractual term		3.55
Aggregate intrinsic value		—

On January 29, 2019, the Board of Directors appointed a new independent director and Chairman of the Compensation Committee. As a result of the appointment, the new director was granted 8,572 stock options exercisable at $14.00 per share vesting one year from the date of grant. On March 31, 2019, the President and Chief Operating Officer of Duos Technologies Inc., resigned from her positions. Due to the resignation, the individual forfeited 14,286 stock options previously granted. On August 15, 2019, the Board of Directors appointed a new independent director and Chairman of the Audit Committee. As a result of the appointment, the new director was granted 8,572 stock options exercisable at $14.00 per share vesting one year from the date of grant.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

Warrants

The following is a summary of activity for warrants to purchase common stock for the nine months ended September 30, 2019:

	September 30, 2019
	Number of Warrants	Weighted Avg. Exercise Price	Remaining Contractual Life (Years)
Outstanding at December 31, 2018	1,815,181	$9.80	3.9
Warrants expired	(39)	1,176.00
Warrants issued	44,643	7.70	5.0
Warrants cancelled/exercised	(347,256)	7.84
Outstanding at end of period	1,512,529	8.82	3.3
Exercisable at end of period	1,512,529	$8.82	3.3

During the first quarter of 2019, the Company received $1,650,000 for the exercise of warrants for 214,286 shares of common stock.

During the second quarter of 2019, the Company received an aggregate of $514,020 for the exercise of warrants to purchase 66,756 shares of common stock. Also, during the second quarter of 2019, the Company issued 9,878 shares of common stock upon the cashless exercise of 46,572 common stock warrants.

During the third quarter of 2019, the Company received $151,250 for the exercise of warrants for 19,643 shares of common stock.

NOTE 8 - REVENUE

Revenue Recognition and Contract Accounting

The Company generates revenue from three sources: (1) Project Revenue; (2) Maintenance and Technical Support and (3) IT Asset Management (software licensing, consulting and auditing).

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

NOTE 9 – CONTRACT ACCOUNTING

Contract Assets

Contract assets on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At September 30, 2019 and December 31, 2018, contract assets on uncompleted contracts consisted of the following:

	September 30, 2019	December 31. 2018
Costs and estimated earnings recognized	$15,063,602	$4,273,057
Less: Billings or cash received	(13,477,464)	(3,064,453)
Contract assets	$1,586,138	$1,208,604

Contract Liabilities

Contract liabilities on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At September 30, 2019 and December 31, 2018, contract liabilities on uncompleted contracts consisted of the following:

	September 30, 2019	December 31. 2018
Billings and/or cash receipts on uncompleted contracts	$2,665,570	$8,563,241
Less: Costs and estimated earnings recognized	(1,557,828)	(6,314,412)
Contract liabilities	$1,107,742	$2,248,829

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services (“ITAM”)

The Company’s ITAM business generates revenues under contract with customers from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; and (3) Customer Service (training and maintenance support).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

For sales arrangements that do not involve performance obligations:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our ITAM business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have three distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and support services; and

c.

Licensing and professional services related to auditing of data center assets.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

2.

We currently operate in North America including the USA, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than 1 year in duration and are typically three to nine months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Transfer of goods and services are over time.

Quantitative:

For the Nine Months Ended September 30, 2019

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets

North America	$6,039,521	$317,222	$76,586	$147,011	$1,075,274	$240,673	$7,896,287

Major Goods and Service Lines

Turnkey Projects	$5,433,356	$315,025	$53,169	$86,348	$1,066,164	$—	$6,954,062
Maintenance & Support	606,165	2,197	23,417	60,663	9,110	—	701,552
Data Center Auditing Services	—	—	—	—	—	198,838	198,838
Software License	—	—	—	—	—	41,835	41,835
	$6,039,521	$317,222	$76,586	$147,011	$1,075,274	$240,673	$7,896,287

Timing of Revenue Recognition

Goods transferred over time	$5,433,356	$315,025	$53,169	$86,348	$1,066,164	$240,673	$7,194,735
Services transferred over time	606,165	2,197	23,417	60,663	9,110	—	701,552
	$6,039,521	$317,222	$76,586	$147,011	$1,075,274	$240,673	$7,896,287

NOTE 10 – SUBSEQUENT EVENTS

On November 12, 2019, the Company repaid a note payable in the amount of $262,500. (see Note 4)

On January 9, 2020 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for -14. The reverse stock split was effective as of January 17, 2020. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the effects of the reverse stock split.

National Rail Network

CN
SHORTLINE PARTNERS
BNSF
CSXT
CP
UP
NS
KCS
OTHER

North American Railyards

1,350,000 Shares of Common Stock

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PROSPECTUS

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ThinkEquity

a division of Fordham Financial Management, Inc.

Benchmark Company

February 12, 2020